Filed pursuant to Rule 424(b)(2)

File No. 333-103711

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 31, 2003)

$5,000,000,000

Wells Fargo & Company

Wells Fargo & Company CoreNotesSM

Due Nine Months or More from Date of Issue

We may offer from time to time up to an aggregate initial public offering price of $5,000,000,000 of Wells Fargo & Company CoreNotesSM. Each note, whether a senior note or a subordinated note, will include the following terms, unless different terms are described in the applicable pricing supplement:

•    A stated maturity date nine months or more from the date of issue.

•    Interest at a fixed rate, if interest-bearing.

•    Interest, if any, will be payable either monthly, quarterly, semiannually or annually on each interest payment date and at maturity.

•    Redemption provisions, if applicable, at our option or otherwise.

•    Early repayment provisions upon the death of a beneficial owner exercisable by the estate.

•    Minimum denominations of $1,000 or integral multiples of $1,000.

•    Book-entry through The Depository Trust Company, except in limited circumstances.

•    Payments in U.S. dollars.

We will specify final terms for each note in the applicable pricing supplement, which may be different from the terms described in this prospectus supplement.

The subordinated notes will be subordinated to all of our Senior Debt, as defined in the accompanying prospectus, to the extent set forth in the subordinated indenture. Payment of principal of the subordinated notes may be accelerated only in the case of our bankruptcy, insolvency or reorganization. There is no right of acceleration in the case of a default in the payment of principal or interest on the subordinated notes or in the performance of any of our other obligations under the subordinated notes and the subordinated indenture.

See “Risk Factors” beginning on page S-3 to read about factors you should consider before investing in any notes.

The notes are not deposits or other obligations of a depositary institution and are not insured by the Federal Deposit Insurance Corporation, The Bank Insurance Fund or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We may sell the notes to the purchasing agent referred to below as principal for resale at varying or fixed offering prices or through the purchasing agent as agent using its reasonable efforts on our behalf. Unless otherwise specified in the applicable pricing supplement, the price to the public for the notes will be 100% of their principal amount. If we sell all of the notes under this prospectus supplement, we expect to receive proceeds of between $4,990,000,000 and $4,875,000,000 after paying the purchasing agent’s discounts and commissions of between $10,000,000 and $125,000,000 and before deducting expenses payable by us. We may also sell the notes directly to investors on our own behalf where we are authorized to do so.

Merrill Lynch & Co.

The date of this prospectus supplement is October 31, 2003.

“CoreNotes” is a service mark of Merrill Lynch & Co., Inc.

PROSPECTUS SUPPLEMENT

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ABOUT THIS PROSPECTUS SUPPLEMENT,

THE ACCOMPANYING PROSPECTUS AND PRICING SUPPLEMENTS

This prospectus supplement sets forth certain terms of the notes that we may offer and supplements the prospectus that is attached to the back of this prospectus supplement. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or additional to the information in that prospectus.

Each time we offer and sell notes, you will receive a pricing supplement with this prospectus supplement. The pricing supplement will contain the specific description of the notes we are offering and the terms of the offering. The pricing supplement will supersede this prospectus supplement and the accompanying prospectus to the extent it contains information that is different from or additional to the information contained in this prospectus supplement or the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus and the documents they incorporate by reference, as well as in the applicable pricing supplement relating to the particular offering of notes, in making your decision to invest in the notes.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. Neither we nor the purchasing agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of its date.

The distribution of this prospectus supplement, the accompanying prospectus and any pricing supplement and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement, the accompanying prospectus and any pricing supplement come should inform themselves about and observe any such restrictions. This prospectus supplement, the accompanying prospectus and any pricing supplement do not constitute, and may not be used in connection with, any offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

References in this prospectus supplement to the “company,” “we,” “us” or “our” are only to Wells Fargo & Company, and not Wells Fargo & Company together with its subsidiaries, unless the context indicates otherwise, and references in this prospectus supplement to the “purchasing agent” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated. In addition, references in this prospectus supplement to the “senior notes” shall mean the senior CoreNotesSM offered hereby, references in this prospectus supplement to the “subordinated notes” shall mean the subordinated CoreNotesSM offered hereby, and references in this prospectus supplement to the “notes” shall mean the senior notes and the subordinated notes.

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SUMMARY

This section outlines the legal and financial terms of the notes that are more generally described below under “Description of Notes.” You should read the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus, as well as in the applicable pricing supplement relating to the particular offering of notes.

Company	Wells Fargo & Company

Title	Wells Fargo & Company CoreNotesSM

Purchasing Agent	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Amount	Up to $5,000,000,000 aggregate initial offering price of senior notes and/or subordinated notes, subject to increase without the consent of the holders of the notes.

Ranking of Senior Notes	The senior notes will be our unsecured and unsubordinated obligations and will rank equally with our other unsecured and unsubordinated indebtedness.

Ranking of Subordinated Notes	The subordinated notes will be unsecured and subordinated to our Senior Debt, as defined in the accompanying prospectus.

Maturities	The notes will be due nine months or more from the date of issue, as specified in the applicable pricing supplement.

Denominations	Unless otherwise specified in the applicable pricing supplement, we will issue the notes in denominations of $1,000 and integral multiples of $1,000.

Interest

Each interest-bearing note will bear interest from its date of issue at a fixed rate per year, specified in the applicable pricing supplement, until the principal thereof is paid. Interest on each such note will be payable either monthly, quarterly, semiannually or annually on each interest payment date and at stated maturity or, if applicable, earlier redemption or repayment, and will be computed on the basis of a 360-day year of twelve 30-day months.

Principal

The principal amount of each note will be payable on its stated maturity date specified in the applicable pricing supplement, unless redeemed or repaid prior thereto in accordance with its terms, at the office of the paying agent for the notes or at such other office as we may designate.

Redemption	Unless otherwise specified in the applicable pricing supplement, the notes will not be redeemable by us prior to the stated maturity date and will not be subject to any sinking fund.

Survivor’s Option

Unless otherwise specified in the applicable pricing supplement, the notes will be subject to repayment prior to stated maturity at least six months after the acquisition of the notes by a beneficial owner, if requested, following the death of that beneficial owner. The right to require repayment in these circumstances is referred to in this prospectus supplement as the “survivor’s option” and is exercisable by the estate of the deceased beneficial owner. The survivor’s option is subject to limits, both individually and on an aggregate basis, on the permitted dollar amount of exercise in any calendar year.

Form of Notes	Book-entry through the facilities of The Depository Trust Company, except as otherwise described under “Description of Notes—Book-Entry, Delivery and Form.”

Senior Trustee	Citibank, N.A.

Subordinated Trustee	Bank One Trust Company, N.A.

Paying Agent, Registrar and Transfer Agent	Wells Fargo Bank Minnesota, N.A.

RISK FACTORS

Your investment in the notes involves certain risks, not all of which are described in this prospectus supplement. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes will not be an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. You should not purchase the notes unless you understand, and know that you can bear, these investment risks.

We are a holding company, and as a result we are dependent on dividends and other payments from our subsidiaries to meet our obligations, including with respect to the notes.

We are a separate and distinct legal entity from our banking and other subsidiaries, and our assets consist primarily of equity in our subsidiaries. As a result, our ability to make payments on our debt securities, including the notes, depends on our receipt of dividends, loan payments and other funds from our subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval.

In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. Our rights and the rights of our creditors, including your rights as an owner of our debt securities, will be subject to that prior claim, unless we are also a direct creditor of that subsidiary. This subordination of creditors of a parent company to prior claims of creditors of its subsidiaries is commonly referred to as structural subordination.

The subordinated notes will be subordinated in right of payment to all of our Senior Debt and holders of subordinated notes will have limited acceleration rights under the subordinated indenture.

The payment of the principal of and interest on the subordinated notes will, to the extent set forth in the subordinated indenture, be subordinated in right of payment to the prior payment in full of all Senior Debt, as defined in the accompanying prospectus. As of June 30, 2003, on a non-consolidated basis, we had approximately $29.6 billion of Senior Debt outstanding, excluding obligations under letters of credit, guarantees, foreign exchange contracts and interest rate swap contracts. In addition, we were obligated on such date under letters of credit, guarantees, foreign exchange contracts and interest rate swap contracts to which the subordinated notes will be subordinated pursuant to the terms of the subordinated indenture. The subordinated indenture does not limit the amount of indebtedness or obligations, including Senior Debt, that we may issue.

Payment of principal of the subordinated notes may be accelerated only in the case of our bankruptcy, insolvency or reorganization. There is no right of acceleration in the case of a default in the performance of any covenant with respect to the subordinated notes, including a default in the payment of interest or principal.

The survivor’s option may be limited in amount.

We have the discretionary right to limit the aggregate principal amount of notes subject to the survivor’s option that may be exercised in any calendar year to an amount equal to the greater of (i) $5,000,000 and (ii) 5% of the principal amount of all notes outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit to $500,000 in any calendar year the aggregate principal amount of notes subject to a survivor’s option that may be exercised in such calendar year on behalf of any individual deceased owner of a beneficial interest in a note. Accordingly, no assurance can be given that exercise of the survivor’s option for the desired amount will be permitted in any single calendar year.

Redemption may adversely affect your return on the notes.

If your notes are redeemable at our option, we may choose to redeem your notes at times when prevailing interest rates are relatively low. As a result, you generally may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that on your notes being redeemed.

There may not be any trading market for the notes; many factors affect the trading market and value of the notes.

Upon issuance, your notes will not have an established trading market. We cannot assure you that a trading market for your notes will ever develop or be maintained if developed. In addition to our credit ratings, financial condition and results of operations, many factors may affect the trading market for, and trading value of, your notes. These factors include:

•	the time remaining to the maturity of your notes;

•	the outstanding amount of notes and other debt securities with terms identical to your notes;

•	the redemption or repayment features, if any, of your notes;

•	the supply of notes trading in the secondary market, if any;

•	market rates of interest higher or lower than rates borne by your notes; and

•	the level, direction and volatility of market interest rates generally.

These factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. In addition, securities that are designed for specific investment objectives or strategies often experience a more limited trading market and more price volatility. You should consider the fact that there may be a limited number of buyers when you decide to sell your notes. The purchasing agent may make a market in the notes, but the purchasing agent is not obligated to do so and may discontinue market-making activities at any time without notice, in its sole discretion. A lack of buyers will negatively affect the price you may receive for your notes if you decide you want to sell your notes prior to maturity. You may have no ability to sell your notes at all at certain times. In such a case, you will have to retain your notes. You should not purchase notes unless you understand and know you can bear all of the investment risks related to your notes.

Our credit ratings may not reflect all risks of an investment in the notes.

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of your notes. Our credit ratings, however, may not reflect the potential impact of risks related to market or other factors discussed above on the value of your notes.

WELLS FARGO & COMPANY

We are a diversified financial services company organized under the laws of Delaware and registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended. As a diversified financial services organization, we own subsidiaries engaged in banking and a variety of related businesses. Our subsidiaries provide banking, insurance, investment, mortgage and consumer finance services through stores, the internet and other distribution channels throughout North America and elsewhere internationally.

DESCRIPTION OF NOTES

General

We will issue the senior notes under a senior indenture dated as of July 21, 1999 between us and Citibank, N.A., as senior trustee. We will issue the subordinated notes under a subordinated indenture dated as of August 30, 1999 between us and Bank One Trust Company, N.A. (successor in interest to The First National Bank of Chicago), as subordinated trustee. In this prospectus supplement, the senior indenture and the subordinated indenture are referred to as the “indentures,” and the senior trustee and the subordinated trustee are referred to as the “trustees.” The accompanying prospectus briefly outlines some of the provisions of the indentures. If you would like more information about the indentures, you should review them as filed with the SEC. The senior indenture is on file with the SEC as an exhibit to our Current Report on Form 8-K filed on July 28, 1999 and the subordinated indenture is on file with the SEC as an exhibit to our Current Report on Form 8-K filed on September 8, 1999.

This prospectus supplement and the accompanying prospectus contain (and the applicable pricing supplement will contain) summaries of the notes and the indentures. If the information in this prospectus supplement and the accompanying prospectus or in the applicable pricing supplement differs from the terms and provisions of the notes or the indentures, you should in all cases rely on the terms and provisions of the notes and the indentures. The following description of notes will apply to each note offered hereby unless otherwise specified in the applicable pricing supplement.

The notes will be either senior notes or subordinated notes (referred to in the accompanying prospectus as the “senior debt securities” and the “subordinated debt securities,” respectively). The senior notes and the subordinated notes are each a single series of debt securities under the indenture pursuant to which they will be issued.

The notes are currently limited to up to $5,000,000,000 aggregate initial public offering price. We may increase this amount from time to time without the consent of the holders of the notes. We may also, from time to time, without the consent of the holders of the notes, issue additional notes or other debt securities having the same terms as previously issued notes (other than the date of issuance and the offering price, which may vary) that will form a single issue with the previously issued notes. The $5,000,000,000 aggregate initial public offering price of notes may be reduced by our sale of other securities referred to in the accompanying prospectus and in the other prospectus included in the registration statement of which the accompanying prospectus forms a part. The indentures do not limit the amount of additional debt securities that we may issue in the future under the indentures.

Upon issuance, all notes having the same ranking, issue price, original issue date, stated maturity date, interest rate, redemption and repayment provisions, if any, and interest payment dates (as defined below) will be represented by one or more global securities, which will be registered in the name of a nominee of The Depository Trust Company, as depositary under the applicable indenture (the “depositary”). All references herein to “registered holders” or “holders” will be to the depositary or its nominee and not to owners of beneficial interests in notes, except as otherwise provided. See “—Book-Entry, Delivery and Form” below.

Unless otherwise specified in the applicable pricing supplement, we will issue notes in denominations of $1,000 and integral multiples of $1,000.

We will not pay any additional amounts on the notes to compensate any beneficial owner for any tax withheld from payments of principal or interest on the notes.

The notes are subject to defeasance in the manner described under the heading “Description of Debt Securities—Defeasance” in the accompanying prospectus.

Ranking

The senior notes will be our unsecured and unsubordinated obligations and will rank equally with our other unsecured and unsubordinated indebtedness.

The subordinated notes will be unsecured and subordinated to our Senior Debt, as defined in the accompanying prospectus under “Description of Debt Securities—Subordination.” The payment of the principal of and interest on the subordinated notes will, to the extent set forth in the subordinated indenture, be subordinated in right of payment to the prior payment in full of all Senior Debt. As of June 30, 2003, on a non-consolidated basis, we had approximately $29.6 billion of Senior Debt outstanding, excluding obligations under letters of credit, guarantees, foreign exchange contracts and interest rate swap contracts. In addition, we were obligated on such date under letters of credit, guarantees, foreign exchange contracts and interest rate swap contracts to which the subordinated notes will be subordinated pursuant to the terms of the subordinated indenture. The subordinated indenture does not limit the amount of indebtedness or obligations, including Senior Debt, that we may issue. Payment of principal of the subordinated notes may be accelerated only in the case of our bankruptcy, insolvency or reorganization. There is no right of acceleration in the case of a default in the performance of any covenant with respect to the subordinated notes, including a default in the payment of interest or principal. See “Description of Debt Securities—Events of Default” in the accompanying prospectus.

Maturity

The notes will be offered on a continuous basis and will mature on a day nine months or more from the date of issue, as specified in the applicable pricing supplement. Each note will also be due and payable (in whole or in part) on any earlier date on which the principal or an installment of principal of a note becomes due and payable, whether by a declaration of acceleration, a call for redemption at our option, notice of election to exercise any survivor’s option or otherwise as agreed to by us and the purchaser and specified in the applicable pricing supplement (such stated maturity date or earlier date of redemption or repayment or date of acceleration, as the case may be, being collectively referred to as the “maturity date”).

Payment of Principal and Interest

We will make payments of principal of and interest, if any, on, book-entry notes to the depositary. See “—Book-Entry, Delivery and Form.” In the case of notes in certificated form (each, a “certificated note”), we will make payments of principal on the notes on the maturity date in immediately available funds upon presentation and surrender thereof (and, in the case of any repayment pursuant to any survivor’s option, upon submission of a duly completed election form if and as required by the provisions described below) at the office or agency maintained by us for this purpose in Minneapolis, Minnesota, currently the corporate trust office of the paying agent located at Wells Fargo Bank Minnesota, N.A., Corporate Trust Services, MAC N9303-110, Sixth and Marquette, Minneapolis, Minnesota, 55479, telephone number: (800) 835-2265. We will make payments of interest, if any, on the maturity date of a certificated note to the person to whom payment of the principal thereof shall be made. We will make payments of interest, if any, on a certificated note on any interest payment date other than the maturity date by check mailed to the address of the registered holder entitled thereto appearing in the security register.

We will make payments of principal and interest with respect to the notes in U.S. dollars unless otherwise stated in the applicable pricing supplement.

If any interest payment date or the maturity date of a note falls on a day that is not a business day, the applicable payments will be made on the next business day. In such case, no interest will accrue on the amount so payable for such period of delay. “Business day” means any day other than a Saturday, Sunday, legal holiday or other day on which banking institutions in The City of New York or Minneapolis, Minnesota are authorized or required by law, regulation or executive order to close.

We will pay any administrative costs incurred by banks in connection with making payments in immediately available funds. However, any tax, assessment or governmental charge imposed upon payments, including, without limitation, any withholding tax, will be borne by owners of beneficial interests in notes.

Interest

Each interest-bearing note will bear interest from its date of issue until the principal thereof is paid. The applicable pricing supplement will specify the fixed interest rate per annum applicable to each interest-bearing note and the frequency in which interest is payable. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Interest, if any, on the notes will be payable in arrears on each interest payment date. The first payment of interest on any note originally issued between a record date (as defined below) and the related interest payment date will be made on the interest payment date immediately following the next succeeding record date to the registered holder on the next succeeding record date. The “record date” shall be the first day of the calendar month in which the related interest payment date occurs, except that the “record date” with respect to the interest payment date occurring on the maturity date will be such interest payment date.

The “interest payment dates” for each interest-bearing note will be as follows:

Interest Payment Frequency	Interest Payment Dates
Monthly	Fifteenth day of each calendar month, beginning in the first calendar month following the month the note was issued.

Quarterly	Fifteenth day of every third month, beginning in the third calendar month following the month the note was issued.

Semiannually	Fifteenth day of every sixth month, beginning in the sixth calendar month following the month the note was issued.

Annually	Fifteenth day of every twelfth month, beginning in the twelfth calendar month following the month the note was issued.

Interest rates that we offer on the notes may differ depending upon, among other factors, the aggregate principal amount of notes purchased in any single transaction. Notes with similar variable terms but different interest rates, as well as notes with different variable terms, may be offered concurrently to different investors. We may change interest rates or formulas and other terms of notes from time to time, but no change of terms will affect any note we have previously issued or as to which we have accepted an offer to purchase.

Redemption at Our Option; No Sinking Fund

If one or more redemption dates are specified in the applicable pricing supplement, we may redeem the particular note prior to its stated maturity date at our option on any redemption date, in whole or from time to time in part in increments of $1,000 (provided that any remaining principal amount of the note to be redeemed is at least $1,000), at a redemption price equal to 100% of the unpaid principal amount of the note to be redeemed, together with unpaid interest accrued thereon to the date of redemption. We must give written notice to registered holders of the particular notes to be redeemed at our option not more than 60 nor less than 30 calendar days prior to the date of redemption. For a discussion of the redemption of discount notes, see “—Discount Notes.”

Unless otherwise specified in the applicable pricing supplement, the notes will not be subject to, or entitled to the benefit of, any sinking fund.

Repayment Upon Exercise of Survivor’s Option; Repurchases by Us

The “survivor’s option” is our agreement with the beneficial owner of a note to repurchase that note, in whole or in part, at least six months after the note’s acquisition by a beneficial owner, if requested, following the death of that beneficial owner. Unless otherwise specified in the applicable pricing supplement, the estate of the deceased beneficial owner of a note will be eligible for the survivor’s option.

If the survivor’s option is exercised, we will repay any note that is properly tendered for repayment by or on behalf of the person that has authority to act on behalf of the deceased beneficial owner of that note under the laws of the appropriate jurisdiction at a price equal to 100% of the unpaid principal amount of the beneficial interest to be repaid, together with unpaid interest accrued thereon to the date of repayment. For a discussion of repayment of discount notes, see “—Discount Notes.”

We have the discretionary right to limit the aggregate principal amount of notes subject to the survivor’s option that may be exercised in any calendar year (the “annual put limitation”) to an amount equal to the greater of (i) $5,000,000 and (ii) 5% of the principal amount of all notes outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit the aggregate principal amount of notes subject to the survivor’s option that may be exercised in any calendar year on behalf of any individual deceased owner of a beneficial interest in a note to $500,000 (the “individual put limitation”). In addition, we will not permit the exercise of the survivor’s option for an amount that is less than $1,000 or that will result in a note with a principal amount of less than $1,000 to remain outstanding. We may in our discretion increase the annual put limitation and/or the individual put limitation for any calendar year.

An otherwise valid election to exercise the survivor’s option may not be withdrawn. Each election to exercise a survivor’s option will be accepted in the order received, except for any note the acceptance of which would contravene the annual put limitation or the individual put limitation. Notes accepted for repayment pursuant to exercise of the survivor’s option will be repaid no earlier than the first interest payment date that occurs 20 or more calendar days after the date of the acceptance. Each note submitted for repayment that is not accepted in any calendar year due to the application of the annual put limitation or the individual put limitation will be deemed to be tendered on the first day of the following calendar year in the order in which all such notes were originally tendered. If a note submitted for repayment pursuant to a valid election of the survivor’s option is not accepted, the paying agent will deliver a written notice by first-class mail to the registered holder, at its last known address as indicated in the security register, that states the reason that particular note has not been accepted for repayment.

With respect to notes represented by a global security, the depositary or its nominee will be treated as the registered holder of the notes and will be the only entity that can exercise the survivor’s option for such notes. To obtain repayment pursuant to exercise of the survivor’s option for a note, the deceased beneficial owner’s authorized person must provide the following items to the depositary’s participants (“participants”) through which the related beneficial interest is owned:

•	a written instruction to such participant to notify the depositary of the authorized person’s desire to obtain repayment pursuant to exercise of the survivor’s option;

•	appropriate evidence that (a) the deceased was the owner of a beneficial interest in the related note at the time of death and that the beneficial interest was purchased at least six months prior to the date of exercise of the survivor’s option, (b) the death of the owner has occurred and (c) the person has authority to act on behalf of the deceased owner;

•	if the beneficial interest in the related note is held by a nominee of the deceased owner, a certificate from the nominee attesting to the deceased owner’s ownership of a beneficial interest in such note;

•	a written request for repayment signed by the authorized person for the deceased owner with signature guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (the “NASD”) or a commercial bank or trust company having an office or correspondent in the United States, sometimes referred to as a Medallion Signature Guarantee;

•	if applicable, a properly executed assignment or endorsement;

•	tax waivers and any other instruments or documents reasonably required in order to establish the validity of the ownership of the beneficial interest in the related note and the claimant’s entitlement to payment; and

•	any additional information reasonably required to document the ownership or authority to exercise the survivor’s option and to cause the repayment of the related note.

In turn, the applicable participant will deliver each of these items to the paying agent, together with evidence satisfactory to the paying agent from the participant stating that it represents the deceased owner of the beneficial interest in the related note.

Apart from our discretionary right to limit the aggregate principal amount of the notes subject to a survivor’s option that may be exercised in any one calendar year as described above, all other questions regarding the eligibility or validity of any exercise of the survivor’s option will be determined by the paying agent, in its sole discretion, which determination will be final and binding on all parties.

The death of a person owning a note in joint tenancy or tenancy by the entirety with another or others will be deemed the death of the owner of that note, and the entire principal amount of the note so owned will be subject to repayment.

The death of a person owning a note by tenancy in common will be deemed the death of an owner of that note only with respect to the deceased owner’s interest in that note. However, if a note is held by husband and wife as tenants in common, the death of either spouse will be deemed the death of the owner of that note, and the entire principal amount of the note so owned will be subject to repayment.

The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership of a note will be deemed the death of the owner of that note if the beneficial interest can be established to the satisfaction of the paying agent. The beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act, community property or either joint ownership arrangements between a husband and wife and custodial and trust arrangements where one person has substantially all of the beneficial interests of ownership in a note during his or her lifetime.

The applicable participant will be responsible for disbursing payments received from the paying agent to the authorized person for the deceased owner.

We have attached as Annex A to this prospectus supplement the form to be used to exercise the survivor’s option. In addition, forms for the exercise of the survivor’s option may be obtained from the paying agent at its corporate trust office located at Wells Fargo Bank Minnesota, N.A., Corporate Trust Services, MAC N9303-110, Sixth and Marquette, Minneapolis, Minnesota, 55479, telephone number: (800) 835-2265.

If applicable, we will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, and the rules promulgated thereunder, and any other securities laws or regulations in connection with any repayment of notes at the option of the registered holders thereof.

We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the paying agent for cancellation.

Discount Notes

We may from time to time offer notes that have an issue price (as specified in the applicable pricing supplement) which is less than 100% of the principal amount thereof (i.e. par) and that are designated as “discount notes.” Discount notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of a discount note and par is referred to as the “discount.” In the event of redemption, repayment or acceleration of maturity of a discount note, the amount payable to the holder of a discount note will be equal to the sum of:

•	the issue price (increased by any accruals of discount); and

•	any unpaid interest accrued on the discount notes to the date of the redemption, repayment or acceleration of maturity, as the case may be.

For purposes of determining the amount of discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a discount note, a discount will be accrued using the following constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the initial period (as defined below), corresponds to the shortest period between interest payment dates for the applicable discount note (with ratable accruals within a compounding period), and an assumption that the maturity of a discount note will not be accelerated. If the period from the date of issue to the first interest payment date for a discount note (the “initial period”) is shorter than the compounding period for the discount note, a proportionate amount of the yield for an entire compounding period will be accrued. If the initial period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended, certain discount notes may not be treated as having original issue discount within the meaning of the Code, and notes other than discount notes may be treated as issued with original issue discount for federal income tax purposes. See “United States Federal Income Tax Consequences.”

Other Provisions; Addendum

Any provisions with respect to the notes may be modified or supplemented as specified under “Other Provisions” on the face thereof or in an addendum relating thereto, if so specified on the face of such note and described in the applicable pricing supplement.

Book-Entry, Delivery and Form

We have established a depositary arrangement with The Depository Trust Company (the “depositary”) with respect to the book-entry notes, the terms of which are summarized below. Any additional or differing terms of the depositary arrangement with respect to the book-entry notes will be described in the applicable pricing supplement.

Upon issuance, all book-entry notes of like tenor and terms will be represented by one or more global securities. Each global security representing book-entry notes will be deposited with, or on behalf of, the depositary and will be registered in the name of the depositary or a nominee of the depositary. No global security may be transferred except as a whole by a nominee of the depositary to the depositary or to another nominee of the depositary, or by the depositary or a nominee of the depositary to a successor of the depositary or a nominee of a successor to the depositary.

So long as the depositary or its nominee is the registered holder of a global security, the depositary or its nominee, as the case may be, will be the sole owner of the book-entry notes represented thereby for all purposes under the applicable indenture. Except as otherwise provided below, the beneficial owners of the global security or securities representing book-entry notes will not be entitled to receive physical delivery of certificated notes and will not be considered the registered holders thereof for any purpose under the applicable indenture, and no global security representing book-entry notes shall be exchangeable or transferable. Accordingly, each beneficial owner must rely on the procedures of the depositary and, if that beneficial owner is not a participant, on the procedures of the participant through which that beneficial owner owns its interest in order to exercise any rights of a registered holder under the applicable indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a global security representing book-entry notes.

Each global security representing book-entry notes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (i) the depositary notifies us that it is unwilling or unable to continue as depositary for the global securities or we become aware that the depositary has ceased to be a clearing agency registered under the Exchange Act and, in any such case we fail to appoint a successor to the depositary within 90 calendar days, (ii) we, in our sole discretion, determine that the global securities shall be exchangeable for certificated notes or (iii) an event of default has occurred and is continuing with respect to the notes under the applicable indenture. Upon any such exchange, the certificated notes shall be registered in the names of the beneficial owners of the global security or securities representing book-entry notes, which names shall be provided by the depositary’s relevant participants (as identified by the depositary) to the applicable trustee.

The following is based on information furnished by the depositary:

The depositary will act as securities depository for the book-entry notes. The book-entry notes will be issued as fully registered securities registered in the name of Cede & Co. (the depositary’s partnership nominee). One or more fully registered global securities will be issued for each issue of book-entry notes, each in the aggregate principal amount of such issue, and will be deposited with, or on behalf of, the depositary.

The depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of the depositary (“direct participants”) include securities brokers and dealers (including the purchasing agent), banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the NASD. Access to the depositary’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). The rules applicable to the depositary and its participants are on file with the SEC.

Purchases of book-entry notes under the depositary’s system must be made by or through direct participants, which will receive a credit for such book-entry notes on the depositary’s records. The ownership interest of each actual purchaser of each book-entry note represented by a global security is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from the depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owner entered into the transaction. Transfers of ownership interests in a global security representing book-entry notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of a global security representing book-entry notes will not receive certificated notes representing their ownership interests therein, except in the limited circumstances described above.

To facilitate subsequent transfers, all global securities representing book-entry notes which are deposited with, or on behalf of, the depositary are registered in the name of the depositary’s nominee, Cede & Co. The deposit of global securities with, or on behalf of, the depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The depositary has no knowledge of the actual beneficial owners of the global securities representing the book-entry notes; the depositary’s records reflect only the identity of the direct participants to whose accounts such book-

entry notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the depositary to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither the depositary nor Cede & Co. will consent or vote with respect to the global securities representing the book-entry notes. Under its usual procedures, the depositary mails an omnibus proxy to a company as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the book-entry notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

Principal and/or interest, if any, payments on the global securities representing the book-entry notes will be made in immediately available funds to the depositary. The depositary’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on the depositary’s records unless the depositary has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such participant and not of the depositary, the applicable trustee, the paying agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and/or interest, if any, to the depositary is our responsibility, disbursement of such payments to direct participants shall be the responsibility of the depositary, and disbursement of such payments to the beneficial owners shall be the responsibility of direct participants and indirect participants. Beneficial owners may experience delays in receiving distributions on their notes since distributions will initially be made to the depositary and must then be transferred through the chain of intermediaries to the beneficial owner’s account.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the book-entry notes of like tenor and terms are being redeemed, the depositary’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

A beneficial owner shall give notice of any option to elect to have its book-entry notes repaid by us, through its participant, to the paying agent, and shall effect delivery of such book-entry notes by causing the direct participant to transfer the participant’s interest in the global security or securities representing such book-entry notes, on the depositary’s records, to the paying agent. The requirement for physical delivery of book-entry notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security or securities representing such book-entry notes are transferred by direct participants on the depositary’s records.

The depositary may discontinue providing its services as securities depository with respect to the book-entry notes at any time by giving reasonable notice to us or the applicable trustee. Under such circumstances, in the event that a successor securities depository is not obtained within 90 calendar days, certificated notes are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through the depositary (or a successor securities depository). In that event, certificated notes will be printed and delivered.

The information in this section concerning the depositary and the depositary’s system has been obtained from sources that we believe to be reliable, but neither we nor the paying agent takes any responsibility for the accuracy thereof.

Paying Agent, Registrar and Transfer Agent

The initial paying agent, registrar and transfer agent for the notes is Wells Fargo Bank Minnesota, N.A., one of our affiliates.

Governing Law

The indentures and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Following is a discussion of the material United States federal income and estate tax consequences of the purchase, beneficial ownership and disposition of the notes. This discussion is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. This discussion deals only with notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, former citizens of the United States, persons holding notes as a hedge against currency risks or as a position in a “straddle,” “hedge,” “constructive sale transaction” or “conversion transaction” for tax purposes, or persons whose functional currency is not the U.S. dollar. It also does not deal with holders other than original purchasers except where otherwise specifically noted. If you are considering purchasing notes you should consult your own tax advisor concerning the application of the United States federal tax laws to you in light of your particular situation, as well as any consequences to you of purchasing, owning and disposing of notes under the laws of any other taxing jurisdiction.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a note that is, for United States federal income tax purposes,

•	a citizen or resident of the United States,

•	a corporation or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof,

•	a trust subject to the control of one or more United States persons and the primary supervision of a court in the United States, or

•	an estate the income of which is subject to United States federal income taxation regardless of its source.

If a partnership holds notes, the United States federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding notes should consult their own tax advisors. The term “non-U.S. holder” means a beneficial owner of a note that is not a U.S. holder.

U.S. Holders

Payments of Interest. Payments of interest on a note, to the extent treated as “qualified stated interest” as defined below, generally will be taxable to a U.S. holder as ordinary interest income at the time they are accrued or received, in accordance with the U.S. holder’s regular method of tax accounting.

Original Issue Discount. Following is a general discussion of the United States federal income tax consequences to U.S. holders of the purchase, beneficial ownership and disposition of notes issued with original issue discount, or “OID.” Notes issued with OID are referred to in this discussion as “OID Notes.”

For United States federal income tax purposes, a note is an OID Note if its stated redemption price at maturity exceeds its issue price by an amount that equals or exceeds 0.25% of the stated redemption price at maturity multiplied by the number of complete years to its stated maturity. A note’s “stated redemption price at maturity” is the sum of all payments on the note other than payments of qualified stated interest. “Qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than our debt instruments) at least annually at a single fixed rate, provided that the rate appropriately takes into account the length of intervals between payments, or at certain variable rates of interest or certain combinations. For purposes of this discussion, the “issue price” of each note in an issuance of notes is the first price at which a substantial amount of the notes in that issuance has been sold for cash, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers.

A U.S. holder of an OID Note that matures more than one year from the date of issuance must include OID in income as ordinary interest for United States federal income tax purposes as it accrues under a constant yield method in advance of the receipt of cash payments attributable to such income, regardless of the U.S. holder’s regular method of tax accounting. In general, the amount of OID included in income by a U.S. holder is the sum of the daily portions of OID with respect to the note for each day during the taxable year (or portion of the taxable year) on which the U.S. holder held the note. The “daily portion” of OID on an OID Note is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. An “accrual period” may be of any length and accrual periods may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or final day of an accrual period. The amount of OID allocable to each accrual period is generally equal to the difference between

•	the product of the OID Note’s adjusted issue price at the beginning of the accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period), and

•	the amount of any qualified stated interest payments allocable to such accrual period.

The “adjusted issue price” of an OID Note at the beginning of any accrual period is the sum of the issue price of the OID Note plus the amount of OID allocable to all prior accrual periods, minus the amount of any prior payments on the OID Note other than payments of qualified stated interest. Under these rules, U.S. holders generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

In certain cases, we may have the option to redeem notes prior to their stated maturity or holders may have the option to require us to repay notes prior to their stated maturity. Notes containing such features may be subject to rules that differ from the general rules discussed above. If you intend to purchase notes with such features, you should consult your own tax advisor, since the OID consequences will depend, in part, on the particular terms and features of the purchased notes.

Election to Treat All Interest as OID. Subject to certain limitations, a U.S. holder may elect to include in income all interest on a note using a constant yield method. For this purpose, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. This election is made for the taxable year in which the U.S. holder acquired the note, and may not be revoked without the consent of the IRS. U.S. holders should consult their tax advisors concerning the propriety and consequences of this election.

Short-Term Notes. Notes that have a fixed maturity of one year or less (“short-term notes”) will be treated as having been issued with OID. Absent an election, however, an individual or other cash method U.S. holder of a short-term note generally is not required to accrue OID. If the election is not made, any gain recognized by such a U.S. holder on the sale, exchange or maturity of the short-term note will be ordinary income to the extent of the accrued OID, and a portion of the deductions otherwise allowable to the U.S. holder for interest on borrowings allocable to the short-term note will be deferred until a corresponding amount of income is recognized. U.S. holders who report income for United States federal income tax purposes under the accrual method, and certain other holders, including banks and dealers in securities, are required to accrue OID on a short-term note on a straight-line basis or, if they so elect, under a constant yield method.

Market Discount. If a U.S. holder purchases a note, other than an OID Note, for an amount that is less than its stated redemption price at maturity or, in the case of an OID Note, for an amount that is less than its adjusted issue price as of the purchase date, the U.S. holder will be treated as having purchased the Note at a “market discount,” unless the market discount is less than a specified de minimis amount.

Under the market discount rules, a U.S. holder will be required to treat any partial principal payment (or, in the case of an OID Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of

•	the amount of the payment or the realized gain, or

•	the market discount that has not previously been included in income and is treated as having accrued on the note at the time of the payment or disposition.

Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. holder elects to accrue market discount under a constant yield method. A U.S. holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions. A U.S. holder may elect to include market discount in income currently as it accrues, either ratably or under a constant yield method, in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Currently included market discount generally is treated as ordinary interest for United States federal income tax purposes. The election will apply to all debt instruments acquired by the U.S. holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS.

Premium. A U.S. holder that purchases an OID Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the OID Note after the purchase date, other than payments of qualified stated interest, will be considered to have purchased the OID Note at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that the U.S. holder must include in its gross income with respect to the OID Note for any taxable year, or the portion of any taxable year during which the U.S. holder holds the OID Note, will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

A U.S. holder that purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, will be considered to have purchased the note with “amortizable bond premium” equal to the excess. A U.S. holder may elect to amortize this premium under a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. However, if the note may be redeemed at a price that is greater than its stated redemption price at maturity, special rules would apply that could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. holder and may be revoked only with the consent of the IRS.

Disposition of a Note. Except as discussed above, upon the sale, exchange or retirement of a note, a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (excluding amounts representing accrued and unpaid interest, which are treated as ordinary income) and the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note generally will equal the U.S. holder’s initial investment in the note increased by any OID included in income (and accrued market discount, if any, if the U.S. holder has included such market discount in income) and decreased by the amount of any payments received, other than qualified stated interest payments, and amortizable bond premium taken with respect to such note. Except as described above under “—Market Discount,” gain or loss generally will be long-term capital gain or loss if the note was held for more than one year. Generally, for U.S. holders who are individuals, long-term capital gains are subject to a preferential rate of United States federal income tax. The distinction between capital gain or loss and ordinary income or loss is also important in other contexts; for example, for purposes of the limitations on a U.S. holder’s ability to offset capital losses against ordinary income.

Non-U.S. Holders

A non-U.S. holder will not be subject to United States federal income taxes on payments of principal or interest (including OID, if any) on a note provided that

•	income on the note is not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States,

•	the non-U.S. holder is not a controlled foreign corporation related to us through stock ownership,

•	in the case of interest income, the recipient is not a bank receiving interest described in Section 881(c)(3) of the Code,

•	the non-U.S. holder does not own (actually or constructively) 10% or more of the total combined voting power of all classes of our stock, and

•	the non-U.S. holder provides to us or our paying agent an appropriate statement on an IRS Form W-8BEN (or suitable substitute form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder and stating, among other things, that the non-U.S. holder is not a U.S. person. If a note is held through a securities clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, this requirement is satisfied if (i) the non-U.S. holder provides such a form to the organization or institution, and (ii) the organization or institution, under penalties of perjury, certifies to us that it has received such a form from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy.

A non-U.S. holder that is not exempt from tax under these rules generally will be subject to United States federal income tax withholding at a rate of 30% unless

•	the income is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to United States federal income tax on a net income basis as applicable to U.S. holders generally (unless an applicable income tax treaty provides otherwise), or

•	an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax.

In the case of a non-U.S. holder that is a corporation and that receives income that is effectively connected with the conduct of a United States trade or business, such income may also be subject to a branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to a United States trade or business) at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if a recipient is a qualified resident of a country with which the United States has an income tax treaty.

To claim the benefit of an income tax treaty or to claim exemption from withholding because income is effectively connected with a United States trade or business, the non-U.S. holder must timely provide the appropriate, properly executed IRS Form W-8BEN (or substitute form). These forms may be required to be periodically updated. Also, a non-U.S. holder who is claiming the benefits of a treaty may be required to obtain a United States taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Generally, a non-U.S. holder will not be subject to United States federal income or withholding taxes on any amount that constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder. Certain other exceptions may be applicable, and a non-U.S. holder should consult its tax advisor in this regard.

The notes will not be includible in the estate of a non-U.S. holder unless the individual is a direct or indirect 10% or greater stockholder of ours or, at the time of such individual’s death, payments in respect of the notes would have been effectively connected with the conduct by such individual of a United States trade or business.

Information Reporting and Backup Withholding

A U.S. holder (other than an exempt recipient, including a corporation and certain other persons who, when required, demonstrate their exempt status) may be subject to backup withholding at the applicable rate on, and information reporting requirements with respect to, payments of principal or interest on, and proceeds from the sale, exchange or retirement of, notes. In general, if a non-corporate U.S. holder subject to information reporting fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable backup withholding requirements, backup withholding at the applicable rate may apply. Non-U.S. holders generally are exempt from information reporting and backup withholding provided, if necessary, they demonstrate their qualification for exemption.

Holders should consult their tax advisors regarding the qualification for an exemption from backup withholding and information reporting and the procedures for obtaining such an exemption, if applicable. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner generally would be allowed as a refund or a credit against such beneficial owner’s United States federal income tax provided the required information is furnished to the IRS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We are offering the notes on a continuing basis for sale to or through Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “purchasing agent”) as described herein. The purchasing agent may purchase notes from us, as principal, from time to time for resale to investors at a fixed offering price equal to 100% of the principal amount thereof or such other price specified in the applicable pricing supplement or, if so specified in the applicable pricing supplement, for resale at varying prices relating to prevailing market prices at the time of resale as determined by the purchasing agent. However, we may also explicitly agree with the purchasing agent that it will utilize its reasonable efforts on an agency basis on our behalf to solicit offers to purchase notes at 100% of the principal amount thereof, unless otherwise specified in the applicable pricing supplement.

We will pay the purchasing agent a gross selling concession in the form of a discount ranging from 0.2% to 2.5%, depending upon the stated maturity, for each note purchased from us by it as principal, unless otherwise specified in the applicable pricing supplement. The amount of commissions payable to the purchasing agent acting as our agent in the sale of notes will be identical to the scheduled discount payable to the purchasing agent acting as principal. We will negotiate the compensation payable to the purchasing agent with respect to notes with maturities in excess of 30 years at the time of the related sale. In addition, we estimate that our expenses that will be incurred for registration, printing, rating agency, trustee and legal fees and other expenses in connection with the offering and sale of the notes will total approximately $750,000.

The purchasing agent may sell notes it has purchased from us as principal to other NASD dealers in good standing at a concession and, unless otherwise specified in the applicable pricing supplement, such concession allowed to any dealer will not, during the distribution of the notes, be in excess of the concession to be received by the purchasing agent from us. We may not sell notes to any broker or dealer other than the purchasing agent. We may sell notes directly to investors on our own behalf in those jurisdictions where we are permitted to do so.

Broker-dealers and/or securities firms have executed dealer agreements with the purchasing agent and have agreed to market and sell the notes in accordance with the terms of these agreements along with all other applicable laws and regulations.

After the initial public offering of notes, the offering price (in the case of notes to be resold on a fixed offering price basis) and the concession may be changed.

We reserve the right to withdraw, cancel or modify the offer made hereby without notice and may reject offers in whole or in part (whether placed directly by us or through the purchasing agent). The purchasing agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by it on an agency basis.

Upon issuance, the notes will not have an established trading market. The notes will not be listed on any securities exchange. The purchasing agent may from time to time purchase and sell notes in the secondary market, but the purchasing agent is not obligated to do so, and there can be no assurance that a secondary market for the notes will develop or that there will be liquidity in the secondary market if one develops. From time to time, the purchasing agent may make a market in the notes, but the purchasing agent is not obligated to do so and may discontinue any market-making activity at any time.

In connection with an offering of notes purchased by the purchasing agent as principal on a fixed offering price basis, the purchasing agent will be permitted to engage in certain transactions that stabilize the price of notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of notes. If the purchasing agent creates a short position in notes, i.e., if it sells notes in an amount exceeding the amount referred to in the applicable pricing supplement, it may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of notes to be higher than it might be in the absence of these type of purchases.

Neither we nor the purchasing agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of notes. In addition, neither we nor the purchasing agent makes any representation that the purchasing agent will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

The purchasing agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended. We have agreed to indemnify the purchasing agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the purchasing agent may be required to make in respect thereof.

In the ordinary course of its business, the purchasing agent and its affiliates have engaged, and may in the future engage, in investment and commercial banking transactions with us and certain of our affiliates.

LEGAL MATTERS

The validity of the notes is being passed upon for us by Mary E. Schaffner, our Senior Counsel, and on behalf of the purchasing agent by Gibson, Dunn & Crutcher LLP, San Francisco, California. Ms. Schaffner owns or has the right to acquire a number of shares of our common stock which represents less than 0.1% of the total outstanding stock. Gibson, Dunn & Crutcher LLP represents us and certain of our subsidiaries in other legal matters. Ms. Schaffner may rely on Gibson, Dunn & Crutcher LLP as to matters of New York law and as to certain matters of California law.

ANNEX A

REPAYMENT ELECTION FORM

Wells Fargo & Company CoreNotesSM

CUSIP Number

To: Wells Fargo & Company

The undersigned financial institution (the “Financial Institution”), represents the following:

•	The Financial Institution has received a request for repayment from the executor or other authorized representative (the “Authorized Representative”) of the deceased beneficial owner listed below (the “Deceased Beneficial Owner”) of [Senior] [Subordinated] CoreNotesSM Due (CUSIP No. ) (the “Notes”).

•	At the time of his or her death, the Deceased Beneficial Owner owned Notes in the principal amount listed below, and the Financial Institution currently holds such Notes as a direct or indirect participant in The Depository Trust Company (the “Depositary”).

The Financial Institution agrees to the following terms:

•	The Financial Institution shall follow the instructions (the “Instructions”) accompanying this Repayment Election Form (the “Form”).

•	The Financial Institution shall make all records specified in the Instructions supporting the above representations available to Wells Fargo & Company (the “Company”) for inspection and review within five business days of the Company’s request.

•	If the Financial Institution or the Company, in either’s reasonable discretion, deems any of the records specified in the Instructions supporting the above representations unsatisfactory to substantiate a claim for repayment, the Financial Institution shall not be obligated to submit this Form, and the Company may deny repayment. If the Financial Institution cannot substantiate a claim for repayment, it shall notify the Company immediately.

•	An otherwise valid repayment election may not be withdrawn.

•	The Financial Institution agrees to indemnify and hold harmless the Company against and from any and all claims, liabilities, costs, losses, expenses, suits and damages resulting from the Financial Institution’s above representations and request for repayment on behalf of the Authorized Representative.

REPAYMENT ELECTION FORM

(1)

Name of Deceased Beneficial Owner

(2)

Date of Death

(3)

Name of Authorized Representative Requesting Repayment

(4)

Name of Financial Institution Requesting Repayment

(5)

Signature of Representative of Financial Institution Requesting Repayment

(6)

Principal Amount of Requested Repayment

(7)

Date of Election

(8)

Date Requested for Repayment

(9)      Financial Institution Representative:

Name:

Phone Number:

Fax Number:

Mailing Address (no P.O. Boxes):

(10)    Wire instructions for payment

Bank Name:

ABA Number:

Account Name:

Account Number:

Reference (optional):

TO BE COMPLETED BY THE COMPANY:

(A)	Election Number*:
(B)	Delivery and Payment Date:
(C)	Principal Amount:
(D)	Accrued Interest:
(E)	Date of Receipt of Form by the Company:
(F)	Date of Acknowledgment by the Company:

*	To be assigned by the Company upon receipt of this Form. An acknowledgement, in the form of a copy of this document with the assigned Election Number, will be returned to the party and location designated on line (9) above.

INSTRUCTIONS FOR COMPLETING REPAYMENT ELECTION FORM AND EXERCISING REPAYMENT OPTION

Capitalized terms used and not defined herein have the meanings defined in the accompanying Repayment Election Form.

1.	Collect and retain for a period of at least three years (1) satisfactory evidence of the authority of the Authorized Representative, (2) satisfactory evidence of death of the Deceased Beneficial Owner, (3) satisfactory evidence that the Deceased Beneficial Owner beneficially owned the Notes being submitted for repayment at the time of his or her death and that the beneficial interest was purchased at least six months prior to the date of election for repayment, and (4) any necessary tax waivers. For purposes of determining whether the Company will deem Notes beneficially owned by an individual at the time of death, the following rules shall apply:

•	Notes beneficially owned by tenants by the entirety or joint tenants will be regarded as beneficially owned by a single owner. The death of a tenant by the entirety or joint tenant will be deemed the death of the beneficial owner, and the Notes beneficially owned will become eligible for repayment. The death of a person beneficially owning a Note by tenancy in common will be deemed the death of a holder of a Note only with respect to the deceased holder’s interest in the Note so held by tenancy in common, unless a husband and wife are the tenants in common, in which case the death of either will be deemed the death of the holder of the Note, and the entire principal amount of the Note so held will be eligible for repayment.

•	Notes beneficially owned by a trust will be regarded as beneficially owned by each beneficiary of the trust to the extent of that beneficiary’s interest in the trust (however, a trust’s beneficiaries collectively cannot be beneficial owners of more Notes than are owned by the trust). The death of a beneficiary of a trust will be deemed the death of the beneficial owner of the Notes beneficially owned by the trust to the extent of that beneficiary’s interest in the trust. The death of an individual who was a tenant by the entirety or joint tenant in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust. The death of an individual who was a tenant in common in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust only with respect to the deceased holder’s beneficial interest in the Note, unless a husband and wife are the tenants in common, in which case the death of either will be deemed the death of the beneficiary of the trust.

•

The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interest in a Note will be deemed the death of the beneficial owner of that Note, regardless of the registration of ownership, if such beneficial interest can be established to the satisfaction of the paying agent. Such beneficial interest will exist in many cases of street name or nominee ownership, ownership by a trustee, ownership under the Uniform Gift to Minors Act and community property or other joint ownership arrangements between spouses. Beneficial interest will be evidenced by such factors as the power to sell or otherwise dispose of a Note, the right to receive the proceeds of sale or disposition and the right to receive interest and principal payments on a Note.

2.	Indicate the name of the Deceased Beneficial Owner on line (1).

3.	Indicate the date of death of the Deceased Beneficial Owner on line (2).

4.	Indicate the name of the Authorized Representative requesting repayment on line (3).

5.	Indicate the name of the Financial Institution requesting repayment on line (4).

6.	Affix the authorized signature of the Financial Institution’s representative on line (5). THE SIGNATURE MUST BE MEDALLION SIGNATURE GUARANTEED.

7.	Indicate the principal amount of Notes to be repaid on line (6).

8.	Indicate the date this Form was completed on line (7).

9.	Indicate the date of requested repayment on line (8). The date of requested repayment may not be earlier than the first interest payment date to occur at least 20 calendar days after the date of the Company’s acceptance of the Notes for repayment, unless such date is not a business day, in which case the date of requested payment may be no earlier than the next succeeding business day.

10.	Indicate the name, mailing address (no P.O. boxes, please), telephone number and facsimile transmission number of the party to whom the acknowledgment of this election may be sent on line (9).

11.	Indicate the wire instruction for payment on line (10).

12.	Leave lines (A), (B), (C), (D), (E) and (F) blank.

13.	Mail or otherwise deliver an original copy of the completed Form to:

Wells Fargo Bank Minnesota, N.A.

Corporate Trust Services

MAC N9303-110

Sixth and Marquette Avenue

Minneapolis, MN 55479

FACSIMILE TRANSMISSIONS OF THE REPAYMENT ELECTION FORM

WILL NOT BE ACCEPTED.

14.	If the acknowledgement of the Company’s receipt of this Form, including the assigned Election Number, is not received within 10 days of the date such information is sent to Wells Fargo Bank Minnesota, N.A., contact the Company at (612) 667-7485.

PROSPECTUS

WELLS FARGO & COMPANY

420 Montgomery Street

San Francisco, California 94163

(800) 411-4932

$17,200,000,000

Debt Securities

Preferred Stock

Depositary Shares

Purchase Contracts

Units

Securities Warrants

We may also issue common stock upon conversion, exchange or exercise of any of the securities listed above. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are our unsecured obligations and are not savings accounts, deposits or other obligations of any of our bank or nonbank subsidiaries and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

This prospectus is dated March 31, 2003.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Wells Fargo and Wells Fargo Capital VII, Wells Fargo Capital VIII, Wells Fargo Capital IX and Wells Fargo Capital X, or the trusts, filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may sell, either separately or together, debt securities, preferred stock, depositary shares, purchase contracts, units and securities warrants in one or more offerings. We may also issue common stock upon conversion, exchange or exercise of any of the securities mentioned above. The trusts may sell trust preferred securities representing undivided beneficial interests in the trusts to the public and common securities representing undivided beneficial interests in the trusts to us in one or more offerings.

This prospectus provides you with a general description of the debt securities, preferred stock, depositary shares, purchase contracts, units and securities warrants that we may issue. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission, or SEC, web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange and Chicago Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060, and for further information on obtaining copies of our public filings at the Chicago Stock Exchange, you should call (312) 663-2423.

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the later of (1) the time that we sell all the securities offered by this prospectus and (2) the date that our broker-dealer subsidiaries cease offering securities in market-making transactions pursuant to this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2002, including information specifically incorporated by reference into our Form 10-K from our 2002 Annual Report to Stockholders and our definitive Proxy Statement for our 2003 Annual Meeting of Stockholders;

•	Current Reports on Form 8-K filed January 21, 2003 and March 5, 2003; and

•	the description of our common stock contained in the Current Report on Form 8-K filed October 14, 1997, including any amendment or report filed to update such description.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Laurel A. Holschuh

Corporate Secretary

Wells Fargo & Company

Wells Fargo Center

MAC #N9305-173

Sixth and Marquette

Minneapolis, Minnesota 55479

Phone: (612) 667-8655

You should rely only on the information incorporated by reference or presented in this prospectus or the applicable prospectus supplement. Neither we, nor any underwriters or agents, have authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

THE COMPANY

Wells Fargo & Company is a diversified financial services company organized under the laws of the State of Delaware and registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended. As a diversified financial services organization, we own subsidiaries engaged in banking and a variety of related businesses. Our subsidiaries provide banking, insurance, investment, mortgage and consumer finance services through stores, the internet and other distribution channels throughout North America and elsewhere internationally.

We are a separate and distinct legal entity from our banking and other subsidiaries. Our principal source of funds to pay dividends on our common and preferred stock and debt service on our debt is dividends from our subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval.

When we refer to “Wells Fargo,” “our company,” “we,” “our” and “us” in this prospectus under the headings “The Company” and “Ratios of Earnings to Fixed Charges and to Fixed Charges and Preferred Stock Dividends,” we mean Wells Fargo & Company and its subsidiaries unless the context indicates otherwise. When such terms are used elsewhere in this prospectus, we refer only to Wells Fargo & Company unless the context indicates otherwise.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the offered securities will be added to our general funds and will be available for general corporate purposes, including:

•	investments in or advances to our existing or future subsidiaries;

•	repayment of obligations that have matured; and

•	reducing our outstanding commercial paper and other debt.

Until the net proceeds have been used, they will be invested in short-term securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND TO FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

	Fiscal Year Ended December 31,
	1998	1999	2000	2001	2002
Ratio of Earnings to Fixed Charges:

Excluding interest on deposits	2.51	3.29	2.67	2.64	4.96
Including interest on deposits	1.62	2.07	1.82	1.79	3.13

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends:

Excluding interest on deposits	2.45	3.22	2.65	2.62	4.95
Including interest on deposits	1.60	2.05	1.81	1.79	3.13

•	The ratio of earnings to fixed charges is calculated as follows:

(income before income taxes) + (fixed charges) – (capitalized interest)

(fixed charges)

•	The ratio of earnings to fixed charges and preferred stock dividends is calculated as follows:

      (income before income taxes) + (fixed charges) – (capitalized interest)

(fixed charges) + (pretax earnings required to cover preferred stock dividends)

•	Pretax earnings required to cover preferred stock dividends are calculated as follows:

        preferred stock dividends

1 – (our effective income tax rate)

•	Fixed charges, excluding interest on deposits, consist of

•	interest on short-term borrowings and long-term debt,
•	amortization of debt expense,
•	capitalized interest, and
•	one-third of net rental expense, which we believe is representative of the interest factor.

•	Fixed charges, including interest on deposits, consist of all of the items listed immediately above plus interest on deposits.

We have included these computations in compliance with SEC regulations. However, we believe that the fixed charge ratios are not meaningful measures for our business due to two factors. First, even if our net income did not change, our ratios would decline if the proportion of our income that is tax-exempt increased. Conversely, our ratios would increase if the proportion of our income that is tax-exempt decreased. Second, even if our net income did not change, our ratios would decline if our interest income and interest expense increased by the same amount due to an increase in the level of interest rates. Conversely, our ratios would increase if our interest income and interest expense decreased by the same amount due to a decrease in the level of interest rates.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of our debt securities, which could be senior debt securities or subordinated debt securities. The prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities.

The senior debt securities will be issued under a senior indenture between us and the senior trustee named in the applicable prospectus supplement and the subordinated debt securities will be issued under a subordinated indenture between us and the subordinated trustee named in the applicable prospectus supplement.

We have summarized the material terms and provisions of the senior and subordinated indentures in this section. We have also filed the form of each of these indentures as exhibits to the registration statement. You should read the applicable indenture for additional information before you buy any debt securities. The summary that follows includes references to section numbers of these indentures so that you can more easily locate these provisions.

General

The debt securities will be our direct unsecured obligations. Neither of the indentures limits the amount of debt securities that we may issue. Both indentures permit us to issue debt securities from time to time and debt securities issued under an indenture will be issued as part of a series that has been established by us under such indenture. (Section 301)

The senior debt securities will be unsecured and will rank equally with all of our other unsecured Senior Debt, as defined under “—Subordination” below. The subordinated debt securities will be unsecured and will rank equally with all of our other subordinated debt securities and, together with such other subordinated debt securities, will be subordinated to all of our existing and future Senior Debt. See “—Subordination” below.

The debt securities are our unsecured senior or subordinated debt securities, as the case may be, but our assets consist primarily of equity in our subsidiaries. As a result, our ability to make payments on our debt securities depends on our receipt of dividends, loan payments and other funds from our subsidiaries. In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. Our rights and the rights of our creditors, including your rights as an owner of our debt securities, will be subject to that prior claim, unless we are also a direct creditor of that subsidiary. This subordination of creditors of a parent company to prior claims of creditors of its subsidiaries is commonly referred to as structural subordination.

A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering. (Section 301) These terms will include some or all of the following:

•	the title and type of the debt securities;

•	any limit on the total principal amount of the debt securities of that series;

•	the price at which the debt securities will be issued;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	the maturity date or dates of the debt securities or the method by which those dates can be determined;

•	if the debt securities will bear interest:

•	the interest rate on the debt securities or the method by which the interest rate may be determined;
•	the date from which interest will accrue;
•	the record and interest payment dates for the debt securities;
•	the first interest payment date; and
•	any circumstances under which we may defer interest payments;

•	if the amount of principal or interest payable on the debt securities will be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices, information as to such currencies, securities, commodities or indices;

•	any terms on which the debt securities may be optionally or mandatorily converted or exchanged into or for stock or other securities of an entity unaffiliated with us, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or the exchange;

•	the place or places where:

•	we can make payments on the debt securities;
•	the debt securities can be surrendered for registration of transfer or exchange; and
•	notices and demands can be given to us relating to the debt securities and under the applicable indenture;

•	any optional redemption provisions that would permit us or the holders of debt securities to elect redemption of the debt securities before their final maturity;

•	any sinking fund provisions that would obligate us to redeem the debt securities before their final maturity;

•	whether the debt securities will be convertible into shares of common stock, shares of preferred stock or depositary shares and, if so, the terms and conditions of any such conversion, and, if convertible into shares of preferred stock or depositary shares, the terms of such preferred stock or depositary shares;

•	if the debt securities will be issued in bearer form, the terms and provisions contained in the bearer securities and in the applicable indenture specifically relating to the bearer securities;

•	the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars and, if a composite currency, any special provisions relating thereto;

•	any circumstances under which the debt securities may be paid in a currency other than the currency in which the debt securities are denominated and any provisions relating thereto;

•	whether the provisions described below under the heading “—Defeasance” apply to the debt securities;

•	any events of default which will apply to the debt securities in addition to those contained in the applicable indenture;

•	any additions or changes to the covenants contained in the applicable indenture and the ability, if any, of the holders to waive our compliance with those additional or changed covenants;

•	whether all or part of the debt securities will be issued in whole or in part as temporary or permanent global securities and, if so, the depositary for those global securities and a description of any book-entry procedures relating to the global securities—a “global security” is a debt security that we issue in accordance with the applicable indenture to represent all or part of a series of debt securities;

•	if we issue temporary global securities, any special provisions dealing with the payment of interest and any terms relating to the ability to exchange interests in a temporary global security for interests in a permanent global security or for definitive debt securities;

•	the identity of the security registrar and paying agent for the debt securities if other than the applicable trustee;

•	any special tax implications of the debt securities;

•	any special provisions relating to the payment of any additional amounts on the debt securities;

•	the terms of any securities being offered together with or separately from the debt securities; and

•	any other terms of the debt securities.

When we use the term “holder” in this prospectus with respect to a registered debt security, we mean the person in whose name such debt security is registered in the security register. (Section 101)

Payment; Exchange; Transfer

We will designate a place of payment where holders can receive payment of the principal of and any premium and interest on the debt securities. Even though we will designate a place of payment, we may elect to pay any interest on the debt securities by mailing a check to the person listed as the owner of the debt securities in the security register or by wire transfer to an account designated by that person in writing not less than ten days before the date of the interest payment. Unless we state otherwise in the applicable prospectus supplement, we will pay interest on a debt security:

•	on an interest payment date, to the person in whose name that debt security is registered at the close of business on the record date relating to that interest payment date; and

•	on the date of maturity or earlier redemption or repayment, to the person who surrenders the debt security at the office of our appointed paying agent. (Sections 307, 1002)

Any money that we pay to a paying agent for the purpose of making payments on the debt securities and that remain unclaimed two years after the payments were due will, at our request, be returned to us and after that time any holder of a debt security can only look to us for the payments on the debt security. (Section 1003)

Any debt securities of a series can be exchanged for other debt securities of that series so long as the other debt securities are denominated in authorized denominations and have the same aggregate principal amount and same terms as the debt securities that were surrendered for exchange. The debt securities may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose in a place of payment. There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require holders to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities. (Sections 305, 1002) If the applicable prospectus supplement refers to any office or agency, in addition to the security registrar, initially designated by us where holders can surrender the debt securities for registration of transfer or exchange, we may at any time rescind the designation of any such office or agency or approve a change in the location. However, we will be required to maintain an office or agency in each place of payment for that series. (Section 1002)

Denominations

Unless we state otherwise in the applicable prospectus supplement, the debt securities will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000.

Bearer Debt Securities

If we ever issue bearer debt securities, the applicable prospectus supplement will describe all of the special terms and provisions of debt securities in bearer form, and the extent to which those special terms and provisions are different from the terms and provisions which are described in this prospectus, which generally apply to debt securities in registered form, and will summarize provisions of the applicable indenture that relate specifically to bearer debt securities.

Original Issue Discount

Debt securities may be issued under the indentures as original issue discount securities and sold at a substantial discount below their stated principal amount. If a debt security is an original issue discount security, that means that an amount less than the principal amount of the debt security will be due and payable upon a declaration of acceleration of the maturity of the debt security under the applicable indenture. (Section 101) The applicable prospectus supplement will describe the federal income tax consequences and other special factors you should consider before purchasing any original issue discount securities.

Covenants Contained in Indentures

Except as otherwise set forth in the next sentence, the senior indenture:

•	prohibits us and our subsidiaries from selling, pledging, assigning or otherwise disposing of shares of capital stock, or securities convertible into capital stock, of any Principal Subsidiary Bank or of any subsidiary owning, directly or indirectly, any capital stock of a Principal Subsidiary Bank; and

•	prohibits any Principal Subsidiary Bank from issuing any shares of its capital stock or securities convertible into its capital stock.

This restriction does not apply to:

•	sales, pledges, assignments or other dispositions or issuances of directors’ qualifying shares;

•	sales, pledges, assignments or other dispositions or issuances, so long as, after giving effect to the disposition and to the issuance of any shares issuable upon conversion or exchange of securities convertible or exchangeable into capital stock, we would own directly or through one or more of our subsidiaries not less than 80% of the shares of each class of capital stock of the applicable Principal Subsidiary Bank;

•	sales, pledges, assignments or other dispositions or issuances made in compliance with an order or direction of a court or regulatory authority of competent jurisdiction; or

•	sales of capital stock by any Principal Subsidiary Bank to its stockholders so long as before the sale we own directly or indirectly shares of the same class and the sale does not reduce the percentage of the shares of that class of capital stock owned by us. (Section 1005 of the senior indenture)

When we use the term “subsidiary” in this section, we mean any corporation of which we own more than 50% of the outstanding shares of voting stock, except for directors’ qualifying shares, directly or through one or more of our other subsidiaries. Voting stock is stock that is entitled in the ordinary course to vote for the election of a majority of the directors of a corporation and does not include stock that is entitled to so vote only as a result of the happening of certain events.

When we use the term “Principal Subsidiary Bank” above, we mean any commercial bank or trust company organized in the United States under Federal or state law of which we own at least a majority of the shares of voting stock directly or through one or more of our subsidiaries if such commercial bank or trust company has total assets, as set forth in its most recent statement of condition, equal to more than 10% of our total consolidated assets, as set forth in our most recent financial statements filed with the SEC under the Exchange Act. (Section 101 of the senior indenture) As of the date hereof, our Principal Subsidiary Banks are Wells Fargo Bank Minnesota, National Association, and Wells Fargo Bank, National Association.

The subordinated indenture does not contain the restriction described above.

Neither of the indentures contains restrictions on our ability to:

•	incur, assume or become liable for any type of debt or other obligation;

•	create liens on our property for any purpose; or

•	pay dividends or make distributions on our capital stock or repurchase or redeem our capital stock.

The indentures do not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indentures do not contain any provisions which would require us to repurchase or redeem or modify the terms of any of the debt securities upon a change of control or other event involving us which may adversely affect the creditworthiness of the debt securities.

Consolidation, Merger or Sale

Each of the indentures generally permits a consolidation or merger between us and another entity. They also permit the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

•	the resulting or acquiring entity, if other than us, is organized and existing under the laws of a domestic jurisdiction and assumes all of our responsibilities and liabilities under the applicable indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the applicable indenture; and

•	immediately after the transaction, and giving effect to the transaction, no event of default under the applicable indenture exists. (Section 801)

If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets according to the terms and conditions of the indentures, the resulting or acquiring entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. As a result, such successor entity may exercise our rights and powers under the indentures, in our name and, except in the case of a lease of all or substantially all of our properties, we will be released from all our liabilities and obligations under the indentures and under the debt securities. (Section 802)

Modification and Waiver

Under each of the indentures, certain of our rights and obligations and certain of the rights of holders of the debt securities may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of all series of debt securities affected by the modification or amendment, acting as one class. However, the following modifications and amendments will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest;

•	a reduction in payments due on the debt securities;

•	a change in the place of payment or currency in which any payment on the debt securities is payable;

•	a limitation of a holder’s right to sue us for the enforcement of payments due on the debt securities;

•	a reduction in the percentage of outstanding debt securities required to consent to a modification or amendment of the applicable indenture or required to consent to a waiver of compliance with certain provisions of the applicable indenture or certain defaults under the applicable indenture;

•	a reduction in the requirements contained in the applicable indenture for quorum or voting;

•	a limitation of a holder’s right, if any, to repayment of debt securities at the holder’s option;

•	in the case of subordinated debt securities convertible into common stock, a limitation of any right to convert the subordinated debt securities; and

•	a modification of any of the foregoing requirements contained in the applicable indenture. (Section 902)

Under each of the indentures, the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of all series of debt securities affected by a particular covenant or condition, acting as one class, may, on behalf of all holders of such series of debt securities, waive compliance by us with any covenant or condition contained in the applicable indenture unless we specify that such covenant or condition cannot be so waived at the time we establish the series. The senior indenture provides that compliance with the covenant relating to Principal Subsidiary Banks described above under “—Covenants Contained in Indentures” can be waived in this manner. (Section 1008 of the senior indenture, Section 1005 of the subordinated indenture)

In addition, under each of the indentures, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series of debt securities may, on behalf of all holders of that series, waive any past default under the applicable indenture, except:

•	a default in the payment of the principal of or any premium or interest on any debt securities of that series; or

•	a default under any provision of the applicable indenture which itself cannot be modified or amended without the consent of the holders of each outstanding debt security of that series. (Section 513)

Events of Default

Unless otherwise specified in the applicable prospectus supplement, an “event of default,” when used in the senior indenture with respect to any series of senior debt securities, means any of the following:

•	failure to pay interest on any senior debt security of that series for 30 days after the payment is due;

•	failure to pay the principal of or any premium on any senior debt security of that series when due;

•	failure to deposit any sinking fund payment on senior debt securities of that series when due;

•	failure to perform any of the covenants regarding capital stock of Principal Subsidiary Banks described above under “—Covenants Contained in Indentures”;

•	failure to perform any other covenant in the senior indenture that applies to senior debt securities of that series for 90 days after we have received written notice of the failure to perform in the manner specified in the senior indenture;

•	certain events in bankruptcy, insolvency or reorganization; or

•	any other event of default that may be specified for the senior debt securities of that series when that series is created. (Section 501 of the senior indenture)

Unless otherwise specified in the applicable prospectus supplement, an “event of default,” when used in the subordinated indenture with respect to any series of subordinated debt securities, means any of the following:

•	certain events in bankruptcy, insolvency or reorganization; or

•	any other event of default that may be specified for the subordinated debt securities of that series when that series is created. (Section 501 of the subordinated indenture)

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to conditions, rescind the declaration. (Sections 502, 513) Unless we state otherwise in the applicable prospectus supplement, the holders of subordinated debt securities will not have the right to accelerate the payment of principal of the subordinated debt securities as a result of our failure to perform any covenant or agreement contained in the subordinated debt securities or the subordinated indenture.

The prospectus supplement relating to a series of debt securities which are original issue discount securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of the series when an event of default occurs and continues.

Each of the indentures requires us to file an officers’ certificate with the applicable trustee each year that states, to the knowledge of the certifying officer, whether or not any defaults exist under the terms of the applicable indenture. (Section 1007 of the senior indenture, Section 1004 of the subordinated indenture). The trustee may withhold notice to the holders of debt securities of any default, except defaults in the payment of principal, premium, interest or any sinking fund installment, if it considers the withholding of notice to be in the best interests of the holders. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the applicable indenture with respect to the debt securities of the applicable series. (Section 602)

Other than its duties in the case of a default, a trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request, order or direction of any holders, unless the holders offer that trustee reasonable indemnification. (Sections 601, 603) If reasonable indemnification is provided, then, subject to other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series may, with respect to the debt securities of that series, direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred upon the trustee. (Sections 512, 603)

The holder of a debt security of any series will have the right to begin any proceeding with respect to the applicable indenture or for any remedy only if:

•	the holder has previously given the trustee written notice of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request of, and offered reasonable indemnification to, the trustee to begin such proceeding;

•	the trustee has not started such proceeding within 60 days after receiving the request; and

•	the trustee has not received directions inconsistent with such request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series during those 60 days. (Section 507)

However, the holder of any senior debt security will have an absolute right to receive payment of principal of and any premium and interest on the senior debt security when due and to institute suit to enforce this payment, and the holder of any subordinated debt security will have, subject to the subordination provisions discussed below under “—Subordination,” the absolute right to receive payment of principal of and any premium and interest on the subordinated debt security when due in accordance with the subordinated indenture and to institute suit to enforce the payment. (Section 508)

Defeasance

Defeasance and Discharge. At the time that we establish a series of debt securities under the applicable indenture, we can provide that the debt securities of that series are subject to the defeasance and discharge provisions of that indenture. If we so provide, we will be discharged from our obligations on the debt securities of that series if:

•	we deposit with the applicable trustee, in trust, sufficient money or, if the debt securities of that series are denominated and payable in U.S. dollars only, Eligible Instruments, to pay the principal, any interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates the payments are due under the applicable indenture and the terms of the debt securities;

•	we deliver to the applicable trustee an opinion of counsel that states that the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if no deposit had been made; and

•	if the debt securities of that series are listed on any domestic or foreign securities exchange, the debt securities will not be delisted as a result of the deposit. (Section 403)

When we use the term “Eligible Instruments” in this section, we mean monetary assets, money market instruments and securities that are payable in dollars only and essentially risk free as to collection of principal and interest, including:

•	direct obligations of the United States backed by the full faith and credit of the United States; or

•	any obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States if the timely payment of the obligation is unconditionally guaranteed as a full faith and credit obligation by the United States. (Section 101)

In the event that we deposit money and/or Eligible Instruments in trust and discharge our obligations under a series of debt securities as described above, then:

•	the applicable indenture, including, in the case of subordinated debt securities, the subordination provisions contained in the subordinated indenture, will no longer apply to the debt securities of that series; however, certain obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of debt securities, to replace lost, stolen or mutilated debt securities, to maintain paying agencies and the trust funds and to pay additional amounts, if any, required as a result of U.S. withholding taxes imposed on payments to non-U.S. persons will continue to apply; and

•	holders of debt securities of that series can only look to the trust fund for payment of principal, any premium and any interest on the debt securities of that series. (Section 403)

Defeasance of Certain Covenants and Certain Events of Default. At the time that we establish a series of debt securities under the applicable indenture, we can provide that the debt securities of that series are subject to the covenant defeasance provisions of that indenture. If we so provide and we make the deposit and deliver the opinion of counsel described above in this section under the heading “—Defeasance and Discharge” we will not have to comply with the following restrictive covenants contained in the applicable indenture:

•	Restrictions Upon Sale or Issuance of Capital Stock of Certain Subsidiary Banks (Section 1005 of the senior indenture) discussed above under “—Covenants Contained in Indentures”; and

•	any other covenant we designate when we establish the series of debt securities.

In the event of a covenant defeasance, our obligations under the applicable indenture and the debt securities, other than with respect to the covenants specifically referred to above, will remain in effect. (Section 1501 of the senior indenture, Section 1701 of the subordinated indenture)

If we exercise our option not to comply with the covenants listed above and the debt securities of the series become immediately due and payable because an event of default has occurred, other than as a result of an event of default specifically referred to above, the amount of money and/or Eligible Instruments on deposit with the applicable trustee will be sufficient to pay the principal, any interest, any premium and any other sums, due on the debt securities of that series, such as sinking fund payments, on the date the payments are due under the applicable indenture and the terms of the debt securities, but may not be sufficient to pay amounts due at the time of acceleration. However, we would remain liable for the balance of the payments. (Section 1501 of the senior indenture, Section 1701 of the subordinated indenture)

Subordination

The subordinated debt securities will be subordinate to all of our existing and future Senior Debt, as defined below. Our Senior Debt includes the senior debt securities and means

•	any of our indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debentures, notes or other written instruments,

•	our obligations under letters of credit,

•	any of our indebtedness or other obligations with respect to commodity contracts, interest rate and currency swap agreements, cap, floor and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates, and

•	any guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business) or other similar contingent obligations in respect of obligations of others of a type described above, whether or not such obligation is classified as a liability on a balance sheet prepared in accordance with generally accepted accounting principles, whether outstanding on the date of execution of the subordinated indenture or thereafter incurred, other than obligations expressly on a parity with or junior to the subordinated debt securities. Our junior subordinated debt securities, and guarantees in respect of trust preferred securities related to those debt securities, rank and will rank junior to the subordinated debt securities.

If certain events in bankruptcy, insolvency or reorganization occur, we will first pay all Senior Debt, including any interest accrued after the events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the subordinated debt securities. In such an event, we will pay or deliver directly to the holders of Senior Debt any payment or distribution otherwise payable or deliverable to holders of the subordinated debt securities. We will make the payments to the holders of Senior Debt according to priorities existing among those holders until we have paid all Senior Debt, including accrued interest, in full. Notwithstanding the subordination provisions discussed in this paragraph, we may make payments or distributions on the subordinated debt securities so long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan or reorganization or readjustment; and

•	payment on those securities is subordinate to outstanding Senior Debt and any securities issued with respect to Senior Debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of the subordinated debt securities. (Section 1801 of the subordinated indenture)

If such events in bankruptcy, insolvency or reorganization occur, after we have paid in full all amounts owed on Senior Debt:

•	the holders of subordinated debt securities,

•	together with the holders of any of our other obligations ranking equal with those subordinated debt securities,

will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the subordinated debt securities and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to those subordinated debt securities.

If we violate the subordinated indenture by making a payment or distribution to holders of the subordinated debt securities before we have paid all the Senior Debt in full, then such holders of the subordinated debt securities will be deemed to have received the payments or distributions in trust for the benefit of, and will have to pay or transfer the payments or distributions to, the holders of the Senior Debt outstanding at the time. The payment or transfer to the holders of the Senior Debt will be made according to the priorities existing among those holders. Notwithstanding the subordination provisions discussed in this paragraph, holders of subordinated debt securities will not be required to pay, or transfer payments or distributions to, holders of Senior Debt so long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

•	payment on those securities is subordinate to outstanding Senior Debt and any securities issued with respect to Senior Debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of those subordinated debt securities. (Section 1801 of the subordinated indenture)

Because of the subordination, if we become insolvent, holders of Senior Debt may receive more, ratably, and holders of the subordinated debt securities having a claim pursuant to those securities may receive less, ratably, than our other creditors. This type of subordination will not prevent an event of default from occurring under the subordinated indenture in connection with the subordinated debt securities.

We may modify or amend the subordinated indenture as provided under “—Modification and Waiver” above. However, the modification or amendment may not, without the consent of the holders of all Senior Debt outstanding, modify any of the provisions of the applicable indenture relating to the subordination of the subordinated debt securities in a manner that would adversely affect the holders of Senior Debt. (Section 902 of the subordinated indenture)

Conversion and Exchange

If any offered debt securities are convertible into preferred stock, depositary shares or common stock at the option of the holders or exchangeable for preferred stock, depositary shares or common stock at our option, the prospectus supplement relating to those debt securities will include the terms and conditions governing any conversions and exchanges.

DESCRIPTION OF PREFERRED STOCK

This section describes the general terms and provisions of our preferred stock and preference stock that may be offered by this prospectus. Unless we specifically note otherwise, we will generally refer to our preferred stock and preference stock collectively in this prospectus as preferred stock. The prospectus supplement will describe the specific terms of the series of the preferred stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that series of preferred stock.

We have summarized the material terms and provisions of the preferred stock in this section. We have also filed our restated certificate of incorporation, as amended, and the form of certificate of designations of powers, preferences and rights of preferred stock, which we will refer to as the certificate of designation, as exhibits to the registration statement. You should read our restated certificate of incorporation and the certificate of designations relating to the applicable series of the preferred stock for additional information before you buy any preferred stock.

General

Pursuant to our restated certificate of incorporation, as amended, our board of directors has the authority, without further stockholder action, to issue a maximum of 24,000,000 shares of preferred stock, consisting of a maximum of 20,000,000 shares of preferred stock and a maximum of 4,000,000 shares of preference stock, including shares issued or reserved for issuance. As of December 31, 2002 we had 1,637,560 issued and outstanding shares of preferred stock. As of December 31, 2002, there were no shares of preference stock outstanding. The board of directors has the authority to determine or fix the following terms with respect to shares of any series of preferred stock:

•	the number of shares and designation or title of the shares;

•	dividend rights;

•	whether and upon what terms the shares will be redeemable;

•	the rights of the holders upon our dissolution or upon the distribution of our assets;

•	whether and upon what terms the shares will have a purchase, retirement or sinking fund;

•	whether and upon what terms the shares will be convertible;

•	the voting rights, if any, which will apply; provided, however, that holders of preference stock will not be entitled to more than 1 vote per share; and

•	any other preferences, rights, limitations or restrictions of the series.

If we purchase, redeem or convert shares of preferred stock, we will retire and cancel them and restore them to the status of authorized but unissued shares of preferred stock or preference stock, as the case may be. Those shares will not be part of any particular series of preferred stock and may be reissued by us.

As described under “Description of Depositary Shares” below, we may elect to offer depositary shares represented by depositary receipts. If we so elect, each depositary share will represent a fractional interest, to be specified in the applicable prospectus supplement, in a share of preferred stock. If we issue depositary shares representing interests in preferred stock, those shares of preferred stock will be deposited with a depositary.

Under regulations of the Federal Reserve Board, our preferred stock is a voting security at all times for purposes of the Bank Holding Company Act because the holders of our preferred stock are entitled to vote for the election of directors if we do not pay preferred stock dividends. Any holder of more than 25% of a class of our voting securities, or less than 25% if the holder otherwise exercises a “controlling influence” over us, would be regulated as a bank holding company under the Bank Holding Company Act. In addition, an existing bank holding company would need to obtain the Federal Reserve Board’s approval before acquiring 5% or more of any class of our voting securities. Separately, under the Change in Bank Control Act of 1978, any “person,” including an individual or company other than a bank holding company, may need to obtain the Federal Reserve Board’s approval before acquiring 10% or more of any class of our voting securities. All series of our preferred stock are considered a single “class of voting shares” under the Bank Holding Company Act because they generally vote together on all matters as described below under “—Voting Rights.”

The preferred stock will have the dividend, liquidation, redemption, voting and conversion rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the preferred stock it offers for specific terms, including:

•	the title, stated value and liquidation preference of the preferred stock and the number of shares offered;

•	the initial public offering price at which we will issue the preferred stock;

•	the dividend rate or rates, or method of calculation of dividends, the dividend periods, the dates on which dividends will be payable and whether the dividends will be cumulative or noncumulative and, if cumulative, the dates from which the dividends will start to cumulate;

•	any redemption or sinking fund provisions;

•	any conversion provisions;

•	whether we have elected to offer depositary shares as described under “Description of Depositary Shares” below; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

When we issue shares of preferred stock, they will be fully paid and nonassessable. This means you will have paid the full purchase price for your shares of preferred stock and you will not be assessed any additional amount for your stock. Unless the applicable prospectus supplement specifies otherwise:

•	each series of preferred stock will rank equally in all respects with the outstanding shares of preferred stock and each other series of preferred stock offered under this prospectus;

•	the preferred stock will have no preemptive rights to subscribe for any additional securities which we may issue in the future, which means that the holders of shares of preferred stock will have no right, as holders of shares of preferred stock, to buy any portion of those issued securities; and

•	Wells Fargo Bank Minnesota, N.A. will be the transfer agent and registrar for the preferred stock and any depositary shares.

Dividends

The holders of the preferred stock of each series will be entitled to receive cash dividends, if declared by our board of directors or its duly authorized committee, out of our assets that we can legally use to pay dividends. The applicable prospectus supplement relating to a particular series of preferred stock will describe the dividend rates and dates on which dividends will be payable. The rates may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used to determine the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by our board of directors or its duly authorized committee.

We are incorporated in Delaware, and are governed by the Delaware General Corporation Law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law, or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. However, under Delaware law, we cannot pay dividends out of net profits if, after we pay the dividend, our capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of our assets.

The applicable prospectus supplement will also state whether the dividends on any series of the preferred stock are cumulative or noncumulative. If our board of directors does not declare a dividend payable on a dividend payment date on any noncumulative series of preferred stock, then the holders of that series will not be entitled to receive a dividend for that dividend period and we will not be obligated to pay the dividend for that dividend period even if our board declares a dividend on that series payable in the future.

Our board will not declare and pay a dividend on any of our stock ranking, as to dividends, equal with or junior to the preferred stock unless full dividends on the preferred stock have been declared and paid, or declared and sufficient money is set aside for payment. Until full dividends are paid, or declared and payment is set aside, on all preferred stock ranking equal as to dividends, then:

•	we will declare any dividends pro rata among the shares of preferred stock of each series offered under this prospectus and any other series of preferred stock ranking equal to such series of preferred stock offered under this prospectus as to dividends, which means that the dividends we declare per share on each series of such preferred stock will bear the same relationship to each other that the full accrued dividends per share on each such series of the preferred stock bear to each other;

•	other than the above-described pro rata dividends, we will not declare or pay any dividends or declare or make any distributions upon any security ranking junior to or equal with the preferred stock offered under this prospectus as to dividends or upon liquidation, except dividends or distributions paid for with securities ranking junior to the preferred stock as to dividends and upon liquidation; and

•	we will not redeem, purchase or otherwise acquire, or set aside money for a sinking fund for, any securities ranking junior to or equal with the preferred stock offered under this prospectus as to dividends or upon liquidation, except by conversion into or exchange for stock junior to the preferred stock as to dividends and upon liquidation.

We will not owe any interest, or any money in lieu of interest, on any dividend payment(s) on any series of the preferred stock which may be past due.

Redemption

We may redeem all or part of a series of the preferred stock and that series may be subject to mandatory redemption under a sinking fund or otherwise, as described in the applicable prospectus supplement. Redeemed shares of preferred stock will become authorized but unissued shares of preferred stock or preference stock, as the case may be, that we may issue in the future.

If a series of the preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that we will redeem each year and the redemption price. If shares of preferred stock are redeemed, we will pay all accrued and unpaid dividends on those shares to, but excluding, the redemption date. The prospectus supplement will also specify whether the redemption price will be paid in cash or other property. If we are only permitted to pay the redemption price for a series of preferred stock from the proceeds of a capital stock issuance, and the proceeds from the issuance are insufficient or no such issuance has occurred, then the terms of that series may provide that the preferred stock will automatically and mandatorily be converted into that capital stock.

If fewer than all of the outstanding shares of any series of the preferred stock are to be redeemed, our board of directors will determine the number of shares to be redeemed. We will redeem the shares pro rata from the holders of record in proportion to the number of shares held by them, with adjustments to avoid redemption of fractional shares.

Even though the terms of a series of preferred stock may permit redemption of all or a part of the preferred stock, if any dividends, including accumulated dividends, on that series are past due:

•	we will not redeem any preferred stock of that series unless we simultaneously redeem all outstanding preferred stock of that series; and

•	we will not purchase or otherwise acquire any preferred stock of that series.

The prohibition discussed in the prior sentence will not prohibit us from purchasing or acquiring preferred stock of that series under a purchase or exchange offer if we make the offer on the same terms to all holders of that series.

Unless the applicable prospectus supplement specifies otherwise, we will give notice of a redemption by mailing a notice to each record holder of the shares to be redeemed, between 30 to 60 days prior to the date fixed for redemption, unless we issue depositary shares representing interests in shares of preferred stock, in which case we will send a notice to the depositary between 40 to 70 days prior to the date fixed for redemption. We will mail the notices to the holders’ addresses as they appear on our stock records. Each notice will state:

•	the redemption date;

•	the number of shares and the series of the preferred stock to be redeemed;

•	the redemption price;

•	the place or places where holders can surrender the certificates for the preferred stock for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

•	the date when the holders’ conversion rights, if any, will terminate.

If we redeem fewer than all shares of any series of the preferred stock held by any holder, we will also specify the number of shares to be redeemed from the holder in the notice.

If we have given notice of the redemption and have provided the funds for the payment of the redemption price, then beginning on the redemption date:

•	the dividends on the preferred stock called for redemption will no longer accrue;

•	those shares will no longer be considered outstanding; and

•	the holders will no longer have any rights as stockholders except to receive the redemption price.

When the holder properly surrenders the redeemed shares, the redemption price will be paid out of the funds provided by us. If we redeem fewer than all of the shares represented by any certificate, we will issue a new certificate representing the unredeemed shares without cost to the holder.

If a redemption described above is deemed to be a “tender offer” within the meaning of Rule 14e-1 under the Exchange Act, we will comply with all applicable provisions of the Exchange Act.

Conversion or Exchange

The applicable prospectus supplement relating to a series of convertible preferred stock will describe the terms on which shares of that series are convertible into shares of common stock or a different series of preferred stock or exchangeable for debt securities.

Rights Upon Liquidation

Unless the applicable prospectus states otherwise, if we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of shares of each series of the preferred stock offered under this prospectus and any preferred stock ranking equal to the preferred stock offered under this prospectus will be entitled to receive:

•	liquidation distributions in the amount stated in the applicable prospectus supplement; and

•	all accrued and unpaid dividends, whether or not earned or declared.

We will pay these amounts to the holders of shares of each series of the preferred stock, and all amounts owing on any preferred stock ranking equally with such series of preferred stock as to distributions upon liquidation, out of our assets available for distribution to stockholders before any distribution is made to holders of any securities ranking junior to the series of preferred stock upon liquidation.

The sale of all or substantially all of our property and assets, our merger into or consolidation with any other corporation or the merger of any other corporation into us will not be considered a dissolution, liquidation or winding up of our business.

We will make pro rata distributions to the holders of a series of preferred stock and any other shares of our stock ranking equal to that series of preferred stock as to distributions upon dissolution, liquidation or winding up of our business if

•	we voluntarily or involuntarily liquidate, dissolve or wind up our business, and

•	we do not have enough assets available for distribution to the holders of such series of preferred stock and any other shares of our stock ranking equal with such series as to any such distribution to pay all amounts to which the holders are entitled.

This means the distributions we pay to the holders of all shares ranking equal as to distributions upon dissolution, liquidation or winding up of our business will bear the same relationship to each other that the full distributable amounts for which those holders are respectively entitled upon dissolution, liquidation or winding up of our business bear to each other.

After we pay the full amount of the liquidation distribution to which the holders of a series of the preferred stock are entitled, those holders will have no right or claim to any of our remaining assets.

Voting Rights

Except as described in this section or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of the preferred stock will not be entitled to vote. If the holders of a series of preferred stock are entitled to vote and the applicable prospectus supplement does not state otherwise, then each share of preferred stock will have one vote; provided, however, that under no circumstances will the holders of preference stock have more than one vote per share. As more fully described under “Description of Depositary Shares” below, if we issue depositary shares representing fractional interests in a share of preferred stock, the holders of each depositary share will be entitled to a fraction of a vote.

For any series of preferred stock having one vote per share, the voting power of the series, on matters on which holders of that series and holders of any other series of preferred stock are entitled to vote as a single class, will solely depend on the total number of shares in that series and not the aggregate liquidation preference or initial offering price.

If we have not paid dividends on any series of preferred stock offered under this prospectus for more than 540 days, the holders of that series, together with the holders of outstanding shares of all other series of preferred stock ranking equally to that series as to distribution upon liquidation and having similar voting rights which are then exercisable, will be entitled to vote for the election of two additional directors at the next annual meeting of our stockholders. If the holders of a series of preferred stock are entitled to elect two additional directors, then each share of preferred stock will have one vote. In such case, the size of our board of directors will increase by two directors. After we pay the full amount of dividends to which the holders of the series of preferred stock are entitled, those holders will no longer have a vote for the election of two additional directors.

Unless we receive the consent of the holders of an outstanding series of preferred stock and the outstanding shares of all other series of preferred stock which

•	rank equal with that series either as to dividends or the distribution of assets upon liquidation, dissolution or winding up of our business, and

•	have voting rights that are exercisable and that are similar to those of that series, we will not:

•	authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to that outstanding preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our business; or

•	amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of our restated certificate of incorporation, as amended, or of the resolutions contained in a certificate of designation creating that series of the preferred stock in a way that materially and adversely affects any right, preference, privilege or voting power of that outstanding preferred stock.

This consent must be given by the holders of at least two-thirds of all outstanding preferred stock described in the preceding sentence, voting together as a single class. However, we will not be required to obtain this consent with respect to any amendment, alteration or repeal affecting the rights, preferences, privileges or voting powers of preferred stock of the type described above, if we only:

•	increase the amount of the authorized preferred stock;

•	create and issue another series of preferred stock; or

•	increase the amount of authorized shares of any series of preferred stock;

so long as that preferred stock in each case ranks equal with or junior to the shares of preferred stock offered under this prospectus with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of our business.

The holders of our 1995 ESOP preferred stock, 1996 ESOP preferred stock, 1997 ESOP preferred stock, 1998 ESOP preferred stock, 1999 ESOP preferred stock, 2000 ESOP preferred stock, 2001 ESOP preferred stock, 2002 ESOP preferred stock, 2003 ESOP Preferred Stock and series B preferred stock described below under “—Outstanding Preferred Stock” have voting rights similar to those described in this section.

Outstanding Preferred Stock

Unless we specify otherwise in the applicable prospectus supplement, the preferred stock offered by this prospectus will rank equally in all respects with our outstanding preferred stock. Our common stock, including the common stock that may be issued upon conversion of preferred stock or in exchange for, or upon conversion of, debt securities or upon exercise of securities warrants, will be subject to any prior rights of the preferred stock then outstanding. Therefore, the rights of the outstanding preferred stock described below and any preferred stock that may be issued after the date hereof, may limit the rights of the holders of the common stock. At December 31, 2002, we had outstanding:

•	3,043 shares of 1995 ESOP cumulative convertible preferred stock, which we refer to as our 1995 ESOP preferred stock;

•	5,407 shares of 1996 ESOP cumulative convertible preferred stock, which we refer to as our 1996 ESOP preferred stock;

•	5,876 shares of 1997 ESOP cumulative convertible preferred stock, which we refer to as our 1997 ESOP preferred stock;

•	5,095 shares of 1998 ESOP cumulative convertible preferred stock, which we refer to as our 1998 ESOP preferred stock;

•	13,222 shares of 1999 ESOP cumulative convertible preferred stock, which we refer to as our 1999 ESOP preferred stock;

•	34,742 shares of 2000 ESOP cumulative convertible preferred stock, which we refer to as our 2000 ESOP preferred stock;

•	46,126 shares of 2001 ESOP cumulative convertible preferred stock, which we refer to as our 2001 ESOP preferred stock;

•	64,049 shares of 2002 ESOP cumulative convertible preferred stock, which we refer to as our 2002 ESOP preferred stock; and

•	1,460,000 shares of adjustable rate cumulative preferred stock, series B, which we refer to as our series B preferred stock.

In addition, on March 14, 2003, we established our 2003 ESOP cumulative convertible preferred stock, which we refer to as our 2003 ESOP preferred stock.

1995 ESOP Preferred Stock. The 1995 ESOP preferred stock has a stated value of $1,000.00 per share. The 1995 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of 10% calculated as a percentage of stated value. All outstanding shares of 1995 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 1995 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

•	$1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

•	the Fair Market Value per share of 1995 ESOP preferred stock, as that term is used in the certificate of designations for the 1995 ESOP preferred stock, on the date fixed for redemption.

The 1995 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the then-applicable Conversion Price, as that term is used in the certificate of designations for our 1995 ESOP preferred stock, when:

•	the 1995 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

•	when a record ownership of the shares of 1995 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 1995 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 1995 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 1995 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

Except as required by law, the holders of 1995 ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under “—Voting Rights”. The 1995 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 1995 ESOP preferred stock.

1996 ESOP Preferred Stock. The 1996 ESOP preferred stock has a stated value of $1,000.00 per share. The 1996 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $85.00, $90.00 or $95.00 based on the Current Market Price, as that term is used in the certificate of designations for the 1996 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 1996 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 1996 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

•	$1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

•	the Fair Market Value per share of 1996 ESOP preferred stock, as that term is used in the certificate of designations for the 1996 ESOP preferred stock, on the date fixed for redemption.

The 1996 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 1996 ESOP preferred stock, when:

•	the 1996 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

•	when record ownership of the shares of 1996 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 1996 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 1996 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 1996 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

Except as required by law, the holders of 1996 ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under “—Voting Rights”. The 1996 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 1996 ESOP preferred stock.

1997 ESOP Preferred Stock. The 1997 ESOP preferred stock has a stated value of $1,000.00 per share. The 1997 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $95.00, $100.00 or $105.00 based on the Current Market Price, as that term is used in the certificate of designations for the 1997 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 1997 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 1997 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

•	$1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

•	the Fair Market Value per share of 1997 ESOP preferred stock, as that term is used in the certificate of designations for the 1997 ESOP preferred stock, on the date fixed for redemption.

The 1997 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 1997 ESOP preferred stock, when:

•	the 1997 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

•	when record ownership of the shares of 1997 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 1997 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 1997 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 1997 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

Except as required by law, the holders of 1997 ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under “—Voting Rights”. The 1997 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 1997 ESOP preferred stock.

1998 ESOP Preferred Stock. The 1998 ESOP preferred stock has a stated value of $1,000.00 per share. The 1998 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $107.50, $112.50 or $117.50 based on the Current Market Price, as that term is used in the certificate of designations for the 1998 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 1998 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 1998 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

•	$1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

•	the Fair Market Value per share of 1998 ESOP preferred stock, as that term is used in the certificate of designations for the 1998 ESOP preferred stock, on the date fixed for redemption.

The 1998 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 1998 ESOP preferred stock, when:

•	the 1998 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

•	when record ownership of the shares of 1998 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 1998 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 1998 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 1998 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

Except as required by law, the holders of 1998 ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under “—Voting Rights”. The 1998 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 1998 ESOP preferred stock.

1999 ESOP Preferred Stock. The 1999 ESOP preferred stock has a stated value of $1,000.00 per share. The 1999 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $103.00, $108.00 or $113.00 based on the Current Market Price, as that term is used in the certificate of designations for the 1999 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 1999 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 1999 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

•	$1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

•	the Fair Market Value per share of 1999 ESOP preferred stock, as that term is used in the certificate of designations for the 1999 ESOP preferred stock, on the date fixed for redemption.

The 1999 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 1999 ESOP preferred stock, when:

•	the 1999 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

•	when record ownership of the shares of 1999 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 1999 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 1999 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 1999 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

Except as required by law, the holders of 1999 ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under “—Voting Rights”. The 1999 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 1999 ESOP preferred stock.

2000 ESOP Preferred Stock. The 2000 ESOP preferred stock has a stated value of $1,000.00 per share. The 2000 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $115.00, $120.00 or $125.00 based on the Current Market Price, as that term is used in the certificate of designations for the 2000 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 2000 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 2000 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

•	$1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

•	the Fair Market Value per share of 2000 ESOP preferred stock, as that term is used in the certificate of designations for the 2000 ESOP preferred stock, on the date fixed for redemption.

The 2000 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 2000 ESOP preferred stock, when:

•	the 2000 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

•	when record ownership of the shares of 2000 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 2000 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 2000 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 2000 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

Except as required by law, the holders of 2000 ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under “—Voting Rights”. The 2000 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 2000 ESOP preferred stock.

2001 ESOP Preferred Stock. The 2001 ESOP preferred stock has a stated value of $1,000.00 per share. The 2001 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $105.00, $110.00 or $115.00 based on the Current Market Price, as that term is used in the certificate of designations for the 2001 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 2001 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 2001 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

•	$1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

•	the Fair Market Value per share of 2001 ESOP preferred stock, as that term is used in the certificate of designations for the 2001 ESOP preferred stock, on the date fixed for redemption.

The 2001 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 2001 ESOP preferred stock, when:

•	the 2001 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

•	when record ownership of the shares of 2001 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 2001 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 2001 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 2001 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

Except as required by law, the holders of 2001 ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under “—Voting Rights”. The 2001 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 2001 ESOP preferred stock.

2002 ESOP Preferred Stock. The 2002 ESOP preferred stock has a stated value of $1,000.00 per share. The 2002 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $105.00, $110.00 or $115.00 based on the Current Market Price, as that term is used in the certificate of designations for the 2002 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 2002 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 2002 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

•	$1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

•	the Fair Market Value per share of 2002 ESOP preferred stock, as that term is used in the certificate of designations for the 2002 ESOP preferred stock, on the date fixed for redemption.

The 2002 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 2002 ESOP preferred stock, when:

•	the 2002 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

•	when record ownership of the shares of 2002 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 2002 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 2002 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 2002 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

Except as required by law, the holders of 2002 ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under “—Voting Rights”. The 2002 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 2002 ESOP preferred stock.

Series B Preferred Stock. The series B preferred stock provides for quarterly cumulative dividends. Each quarterly dividend payment equals $50.00 multiplied by the dividend rate for that dividend period, divided by four. The dividend rate for a given dividend payment is equal to 76% of the highest of:

•	the three-month Treasury Bill Rate;

•	the Ten Year Constant Maturity Rate; or

•	the Twenty Year Constant Maturity Rate, as each term is used in the certificate of designations for the series B preferred stock.

In no event, however, will the dividend rate be less than 5.5% on an annual basis or greater than 10.5% on an annual basis. The series B preferred stock is subject to redemption, in whole or in part, at our option, at a per share price equal to $50.00, plus accrued and unpaid dividends thereon to the date fixed for redemption.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of series B preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to the holders of common stock, a per share amount equal to $50.00, plus accrued and unpaid dividends to the date of final distribution.

Except as required by law, the holders of series B preferred stock are not entitled to vote, except under the limited circumstances described above under “—Voting Rights”. Holders of series B preferred stock have no rights to convert their shares into or exchange their shares for any other shares of our capital stock. The series B preferred stock does not have preemptive rights and is not subject to any sinking fund, and we are not otherwise obligated to repurchase or redeem the series B preferred stock. Our outstanding shares of series B preferred stock are listed on the New York Stock Exchange under the symbol “WFCPRB”.

2003 ESOP Preferred Stock. The 2003 ESOP preferred stock has a stated value of $1,000.00 per share. The 2003 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $85.00, $90.00 or $95.00 based on the Current Market Price, as that term is used in the certificate of designations for the 2003 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 2003 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 2003 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

•	$1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

•	the Fair Market Value per share of 2003 ESOP preferred stock, as that term is used in the certificate of designations for the 2003 ESOP preferred stock, on the date fixed for redemption.

The 2003 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 2003 ESOP preferred stock, when:

•	the 2003 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

•	when record ownership of the shares of 2003 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 2003 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 2003 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 2003 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

Except as required by law, the holders of 2003 ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under “—Voting Rights”. The 2003 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 2003 ESOP preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms and provisions of the depositary shares. The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

We have summarized the material terms and provisions of the deposit agreement, the depositary shares and the depositary receipts in this section. We have also filed the form of deposit agreement, including the form of depositary receipt, as an exhibit to the registration statement. You should read the forms of deposit agreement and depositary receipt relating to a series of preferred stock for additional information before you buy any depositary shares that represent preferred stock of that series.

General

We may offer fractional interests in preferred stock, rather than full shares of preferred stock. If we do, we will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million, which we refer to in this prospectus as the depositary. We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

Unless we specify otherwise in the applicable prospectus supplement, you will not be entitled to receive the whole shares of preferred stock underlying the depositary shares.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares representing the shares of preferred stock in proportion to the numbers of depositary shares owned by the holders on the relevant record date. The depositary will not distribute amounts less than one cent. The depositary will distribute any balance with the next sum received for distribution to record holders of depositary shares.

If there is a distribution other than in cash, the depositary will distribute property to the holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

The deposit agreement will also contain provisions relating to how any subscription or similar rights offered by us to holders of the preferred stock will be made available to the holders of depositary shares.

Conversion and Exchange

If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Redemption of Depositary Shares

If the series of the preferred stock underlying the depositary shares is subject to redemption, all or a part of the depositary shares will be redeemed from the redemption proceeds of that series of the preferred stock held by the depositary. The depositary will mail notice of redemption between 30 to 60 days prior to the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s records. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon the redemption. Payments will be made when holders surrender their depositary receipts to the depositary.

Voting the Preferred Stock

When the depositary receives notice of any meeting at which the holders of the preferred stock may vote, the depositary will mail information about the meeting contained in the notice, and any accompanying proxy materials, to the record holders of the depositary shares relating to the preferred stock. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to how the preferred stock underlying the holder’s depositary shares should be voted.

The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions received. We will agree to take all action requested by and deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in that manner. The depositary will not vote any preferred stock for which it does not receive specific instructions from the holders of the depositary shares relating to such preferred stock.

Taxation

Owners of depositary shares will be treated for federal income tax purposes as if they were owners of the preferred stock represented by the depositary shares. Accordingly, for federal income tax purposes they will have the income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

•	no gain or loss will be recognized for federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares as provided in the deposit agreement;

•	the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged for such preferred stock; and

•	the holding period for the preferred stock, in the hands of an exchanging owner of depositary shares who held the depositary shares as a capital asset at the time of the exchange, will include the period that the owner held the depositary shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary at any time. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless approved by the record holders of at least a majority of the depositary shares then-outstanding. A deposit agreement may be terminated by us or the depositary only if:

•	all outstanding depositary shares relating to the deposit agreement have been redeemed; or

•	there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution or winding up of our business and the distribution has been distributed to the holders of the related depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

Miscellaneous

We will forward to the depositary, for distribution to the holders of depositary shares, all reports and communications that we must furnish to the holders of the preferred stock.

Neither the depositary nor we will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of duties set forth in the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished to us and/or the depositary. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect when a successor depositary is appointed and it accepts the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

DESCRIPTION OF COMMON STOCK

This section describes the general terms and provisions of the shares of our common stock. The prospectus supplement will describe the specific terms of the common stock offered through that prospectus supplement in connection with the conversion, exchange or exercise of debt securities, preferred stock, depositary shares or securities warrants and any general terms outlined in this section that will not apply to that common stock.

We have summarized the material terms and provisions of the common stock in this section. We have also filed our restated certificate of incorporation, as amended, and our bylaws as exhibits to the registration statement. You should read our restated certificate of incorporation, as amended, and our bylaws for additional information before you buy any securities which may be exercised or exchangeable for or converted into common stock.

General

Shares Outstanding. As of December 31, 2002, our authorized common stock was 6,000,000,000 shares. From these authorized shares, we had issued 1,736,381,025 shares, of which 1,685,906,507 shares were outstanding and 50,474,518 shares were held as treasury shares.

Dividends. Holders of common stock may receive dividends when declared by our board of directors out of our funds that we can legally use to pay dividends. We may pay dividends in cash, stock or other property. In certain cases, holders of common stock may not receive dividends until we have satisfied our obligations to any holders of outstanding preferred stock. Other restrictions on our ability to pay dividends are described below under “—Dividend Restrictions” and above under “Description of Preferred Stock—Outstanding Preferred Stock.”

Voting Rights. Holders of common stock have the exclusive power to vote on all matters presented to our stockholders unless Delaware law or the certificate of designation for an outstanding series of preferred stock gives the holders of that preferred stock the right to vote on certain matters. Each holder of common stock is entitled to one vote per share. Holders of common stock have no cumulative voting rights for the election of directors. This means a holder of a single share of common stock cannot cast more than one vote for each position to be filled on our board of directors.

Other Rights. If we voluntarily or involuntarily liquidate, dissolve or wind up our business, holders of common stock will receive pro rata, according to shares held by them, any of our remaining assets available for distribution to stockholders after we have provided for payment of all debts and other liabilities, including any liquidation preference for outstanding shares of preferred stock. When we issue securities in the future, holders of common stock have no preemptive rights. This means the holders of common stock have no right, as holders of common stock, to buy any portion of those issued securities.

Listing. Our outstanding shares of common stock are listed on the New York Stock Exchange and Chicago Stock Exchange under the symbol “WFC.” Wells Fargo Bank Minnesota, N.A. serves as the transfer agent and registrar for the common stock.

Fully Paid. The outstanding shares of common stock are fully paid and nonassessable. This means the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional common stock that we may issue in the future upon the conversion or exercise of other securities offered under this prospectus will also be fully paid and nonassessable.

Restrictions on Payment of Dividends

We are incorporated in Delaware and are governed by the Delaware General Corporation Law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law, or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. However, under Delaware law, we cannot pay dividends out of net profits if, after we pay the dividend, our capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of our assets.

Anti-takeover Provisions Contained in the Certificate of Incorporation and Bylaws

Certain provisions of our restated certificate of incorporation, as amended, may make it less likely that our management would be changed or someone would acquire voting control of our company without our board’s consent. These provisions may delay, deter or prevent tender offers or takeover attempts that stockholders may believe are in their best interests, including tender offers or attempts that might allow stockholders to receive premiums over the market price of their common stock.

Preferred Stock. Our board of directors can at any time, under our restated certificate of incorporation, as amended, and without stockholder approval, issue one or more new series of preferred stock. In some cases, the issuance of preferred stock without stockholder approval could discourage or make more difficult attempts to take control of our company through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring our management could stop a takeover by preventing the person trying to take control of our company from acquiring enough voting shares necessary to take control.

Nomination Procedures. In addition to our board of directors, stockholders can nominate candidates for our board of directors. However, a stockholder must follow the advance notice procedures described in Section 16 of our bylaws. In general, a stockholder must submit a written notice of the nomination to our corporate secretary at least 30 but not more than 60 days before a scheduled meeting of our stockholders.

Proposal Procedures. Stockholders can propose that business other than nominations to our board of directors be considered at an annual meeting of stockholders only if a stockholder follows the advance notice procedures described in our bylaws. In general, a stockholder must submit a written notice of the proposal and the stockholder’s interest in the proposal to our corporate secretary at least 90 but not more than 120 days before the date set for the annual meeting of our stockholders.

Amendment of Bylaws. Under our bylaws, our board of directors can adopt, amend or repeal the bylaws, subject to limitations under the Delaware General Corporation Law. Our stockholders also have the power to change or repeal our bylaws.

DESCRIPTION OF PURCHASE CONTRACTS

This section describes the general terms and provisions of the purchase contracts. The prospectus supplement will describe the specific terms of the purchase contracts offered through that prospectus supplement and any general terms outlined in this section that will not apply to those purchase contracts.

We have summarized the material terms and provisions of the purchase contracts in this section. We have also filed the forms of purchase contracts as exhibits to the registration statement. You should read the applicable purchase contract for additional information before you buy any purchase contracts.

General

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more debt securities, for the purchase or sale of:

•	our debt securities, preferred stock, depositary shares or common stock;

•	securities of an entity not affiliated with Wells Fargo, a basket of those securities, an index or indices of those securities or any combination of the above;

•	currencies; or

•	commodities.

We refer to the property in the above clauses as “purchase contract property.” In this section, when we refer to a unit we mean a unit consisting of purchase contracts and one or more debt securities and not any other combination of securities registered under this registration statement.

Each purchase contract will obligate the holder to purchase or sell, and obligate us to sell or purchase, on specified dates, the purchase contract property at a specified price or prices, all as described in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell the purchase contract property and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

Purchase Contracts Issued as Part of a Unit

Purchase contracts issued as part of a unit will be governed by the terms and provisions of a unit agreement. See “—Significant Provisions of the Unit Agreement.” The applicable prospectus supplement will specify the following:

•	whether the purchase contract obligates the holder to purchase or sell the purchase contract property;

•	whether a purchase contract issued as part of a unit may be separated from the other securities constituting part of that unit prior to the purchase contract’s settlement date, except that purchase contracts issued in the United States may not be so separated prior to the 91st day after the issuance of a unit;

•	the methods by which the holders may purchase or sell the purchase contract property;

•	any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract; and

•	whether the purchase contracts will be issued in fully registered or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a purchase contract included in a unit will correspond to the form of the unit and of any debt security included in that unit.

Settlement of Purchase Contracts.    Where purchase contracts issued together with debt securities as part of a unit require the holders to buy purchase contract property, the unit agent may apply principal payments from the debt securities in satisfaction of the holders’ obligations under the related purchase contract as specified in the prospectus supplement. The unit agent will not so apply the principal payments if the holder has delivered cash to meet its obligations under the purchase contract. To settle the purchase contract and receive the purchase contract property, the holder must present and surrender the unit certificates at the office of the unit agent. If a holder settles its obligations under a purchase contract that is part of a unit in cash rather than by delivering the debt security that is part of the unit, that debt security will remain outstanding if the maturity extends beyond the relevant settlement date and, as more fully described in the applicable prospectus supplement, the holder will receive that debt security or an interest in the relevant global debt security.

Pledge by Purchase Contract Holders to Secure Performance.    To secure the obligations of the purchase contract holders contained in the unit agreement and in the purchase contracts, the holders, acting through the unit agent, as their attorney-in-fact, will grant, sell, convey, assign, transfer and pledge the items in the following sentence, which we refer to as the “pledge,” to the collateral agent for our benefit. The pledge is a security interest in and to, and a lien upon and right of set-off against, all of the holders’ right, title and interest in and to:

•	any debt securities that are part of units that include the purchase contracts, or other property as may be specified in the applicable prospectus supplement, which we refer to as the “pledged items”;

•	all additions to and substitutions for the pledged items as may be permissible, if so specified in the applicable prospectus supplement;

•	all income, proceeds and collections received or to be received, or derived or to be derived, at any time from or in connection with the pledged items described in the two clauses above; and

•	all powers and rights owned or thereafter acquired under or with respect to the pledged items.

The pledge constitutes collateral security for the performance when due by each holder of its obligations under the unit agreement and the applicable purchase contract. The collateral agent will forward all payments from the pledged items to us, unless the payments have been released from the pledge in accordance with the unit agreement. We will use the payments received from the pledged items to satisfy the obligations of the holder of the unit under the related purchase contract.

Property Held in Trust by Unit Agent.    If a holder fails to settle in cash its obligations under a purchase contract that is part of a unit and fails to present and surrender its unit certificate to the unit agent when required, that holder will not receive the purchase contract property. Instead, the unit agent will hold that holder’s purchase contract property, together with any distributions, as the registered owner in trust for the benefit of the holder until the holder presents and surrenders the certificate or provides satisfactory evidence that the certificate has been destroyed, lost or stolen. We or the unit agent may require an indemnity from the holder for liabilities related to any destroyed, lost or stolen certificate. If the holder does not present the unit certificate, or provide the necessary evidence of destruction or loss and indemnity, on or before the second anniversary of the settlement date of the related purchase contract, the unit agent will pay to us the amounts it received in trust for that holder. Thereafter, the holder may recover those amounts only from us and not the unit agent. The unit agent will have no obligation to invest or to pay interest on any amounts it holds in trust pending distribution.

General Terms of Units

We will issue the units under one or more unit agreements, each referred to as a “unit agreement,” to be entered into between us and a bank or trust company, as unit agent. We may issue units in one or more series, which will be described in the applicable prospectus supplement.

We have summarized the material terms and provisions of the unit agreement below. We have also filed the form of unit agreement as an exhibit to the registration statement. You should read the unit agreement for additional information before you buy any units.

The applicable prospectus supplement relating to units consisting of one or more debt securities and purchase contracts will describe:

•	the designation and the terms of the units and of the combination of debt securities and purchase contracts constituting the units, including whether and under what circumstances the debt securities or purchase contracts may be traded separately;

•	any additional terms of the unit agreement;

•	any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the debt securities or purchase contracts constituting the units; and

•	any applicable United States federal income tax consequences.

The terms and conditions described under “Description of Debt Securities,” and “Description of Purchase Contracts” and those described below under “—Significant Provisions of the Unit Agreement” will apply to each unit and to any debt security or purchase contract included in each unit unless otherwise specified in the applicable prospectus supplement.

Significant Provisions of the Unit Agreement

Obligations of Unit Holder.    Under the terms of the unit agreement, each owner of a unit:

•	consents to and agrees to be bound by the terms of the unit agreement;

•	appoints the unit agent as its authorized agent to execute, deliver and perform any purchase contract included in the unit in which that owner has an interest; and

•	irrevocably agrees to be a party to and be bound by the terms of any purchase contract included in the unit in which that owner has an interest.

Assumption of Obligations by Transferee.    Upon the registration of transfer of a unit, the transferee will assume the obligations, if any, of the transferor under any purchase contract included in the unit and under any other security constituting that unit, and the transferor will be released from those obligations. Under the unit agreement, we consent to the transfer of these obligations to the transferee, to the assumption of these obligations by the transferee and to the release of the transferor, if the transfer is made in accordance with the provisions of the unit agreement.

Remedies.    Upon the acceleration of the debt securities constituting any units, our obligations and those of the owners under any purchase contracts constituting a part of the units may also be accelerated upon the request of the owners of not less than 25% of the affected purchase contracts, on behalf of all the owners.

Limitation on Actions by You as an Individual Holder.    No owner of any unit will have any right under the unit agreement to institute any action or proceeding at law or in equity or in bankruptcy or otherwise regarding the unit agreement, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official, unless the owner will have given written notice to the unit agent and to us of the occurrence and continuance of a default thereunder and:

•	in the case of an event of default under the debt securities or the applicable indenture, unless the procedures, including notice to us and the trustee, described in such indenture have been complied with; and

•	in the case of a failure by us to observe or perform any of our obligations under the unit agreement relating to any purchase contracts included in the unit, unless:

•	owners of not less than 25% of the affected purchase contracts have (a) requested the unit agent to institute that action or proceeding in its own name as unit agent under the unit agreement and (b) offered the unit agent reasonable indemnity;

•	the unit agent has failed to institute that action or proceeding within 60 days of that request by the owners referred to above; and

•	the owners of a majority of the outstanding affected units have not given directions to the unit agent inconsistent with those of the owners referred to above.

If these conditions have been satisfied, any owner of an affected unit may then, but only then, institute an action or proceeding. Notwithstanding the above, the owner of any unit or purchase contract will have the unconditional right to purchase or sell, as the case may be, purchase contract property under the purchase contract and to institute suit for the enforcement of that right.

Absence of Protections against All Potential Actions of Wells Fargo.    There are no covenants or other provisions in the unit agreement providing for a put right or increased interest or otherwise that would afford holders of units additional protection in the event of a recapitalization transaction, a change of control of Wells Fargo or a highly leveraged transaction.

Modification without Consent of Holders.    We and the unit agent may amend the unit agreement and the terms of the purchase contracts and the purchase contract certificates without the consent of the holders to:

•	cure any ambiguity;

•	correct or supplement any defective or inconsistent provision;

•	add to our covenants or the covenants of the unit agent;

•	change or eliminate any provisions of the unit agreement so long as no units are outstanding or the change does not affect any unit outstanding; or

•	amend the terms in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

Modification with Consent of Holders.    We and the unit agent, with the consent of the holders of not less than a majority of all series of outstanding units affected, voting as one class, may modify the rights of the holders of the units of each series so affected or the terms of any purchase contracts included in any of those series of units and the terms of the unit agreement relating to the purchase contracts of each series so affected. However, we and the unit agent may not make any of the following modifications without the consent of the holder of each outstanding unit affected by the modification:

•	impair the right to institute suit for the enforcement of any purchase contract;

•	materially adversely affect the holders’ rights under any purchase contract;

•	reduce the percentage of purchase contracts constituting part of outstanding units the consent of whose owners is required for the modification of the provisions of the unit agreement relating to those purchase contracts or for the waiver of any defaults under the unit agreement relating to those purchase contracts;

•	materially adversely affect the holders’ units or the terms of the unit agreement (other than terms related to the first three clauses above); or

•	reduce the percentage of outstanding units the consent of whose owners is required for the modification of the provisions of the unit agreement (other than terms related to the first three clauses above).

Modifications of any debt securities included in units may only be made in accordance with the applicable indenture, as described under “Description of Debt Securities—Modification and Waiver.”

Merger, Consolidation, Sale, Lease or Conveyance.    The unit agreement provides that we will not merge or consolidate with any other person and will not sell, lease or convey all or substantially all of our assets to any person unless:

•	we will be the continuing corporation; or

•	the successor corporation or person that acquires all or substantially all of our assets:

•	will be a corporation organized under the laws of the United States, a state of the United States or the District of Columbia; and

•	will expressly assume all of our obligations under the unit agreement; and

•	immediately after the merger, consolidation, sale, lease or conveyance, we, that person or that successor corporation will not be in default in the performance of the covenants and conditions of the unit agreement applicable to us.

Replacement of Unit Certificates or Purchase Contract Certificates.    We will replace any mutilated certificate evidencing a definitive unit or purchase contract at the expense of the holder upon surrender of that certificate to the unit agent. We will replace certificates that have been destroyed, lost or stolen at the expense of the holder upon delivery to us and the unit agent of evidence satisfactory to us and the unit agent of the destruction, loss or theft of the certificates. In the case of a destroyed, lost or stolen certificate, an indemnity satisfactory to the unit agent and to us may be required at the expense of the holder of the units or purchase contracts evidenced by that certificate before a replacement will be issued.

The unit agreement provides that, notwithstanding the foregoing, no replacement certificate need be delivered:

•	during the period beginning 15 days before the day of mailing of a notice of redemption or of any other exercise of any right held by us with respect to the unit or any security constituting the unit evidenced by the mutilated, destroyed, lost or stolen certificate and ending on the day of the giving of that notice;

•	if the mutilated, destroyed, lost or stolen certificate evidences any security selected or called for redemption or other exercise of a right held by us; or

•	at any time on or after the date of settlement or redemption for any purchase contract included in the unit evidenced by the mutilated, destroyed, lost or stolen certificate, except with respect to any units that remain or will remain outstanding following the date of settlement or redemption.

Unit Agreement Not Qualified under Trust Indenture Act.    The unit agreement will not be qualified as an indenture under, and the unit agent will not be required to qualify as a trustee under, the Trust Indenture Act. Accordingly, the holders of units and purchase contracts will not have the benefits of the protections of the Trust Indenture Act. However, any debt securities issued as part of a unit will be issued under an indenture qualified under the Trust Indenture Act, and the trustee under that indenture will be qualified as a trustee under the Trust Indenture Act.

Title.    We, the unit agent, the applicable trustee and any of their agents will treat the registered owner of any unit as its owner, notwithstanding any notice to the contrary, for all purposes.

New York Law to Govern.    The unit agreement, the units and the purchase contracts constituting part of the units will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF SECURITIES WARRANTS

This section describes the general terms and provisions of the securities warrants. The prospectus supplement will describe the specific terms of the securities warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those securities warrants.

We may issue warrants for the purchase of debt securities, preferred stock, depositary shares or common stock. Securities warrants may be issued alone or together with debt securities, preferred stock or depositary shares offered by any prospectus supplement and may be attached to or separate from those securities. Each series of securities warrants will be issued under a separate securities warrant agreement between us and a bank or trust company, as securities warrant agent, which will be described in the applicable prospectus supplement. The securities warrant agent will act solely as our agent in connection with the securities warrants and will not act as an agent or trustee for any holders of securities warrants.

We have summarized the material terms and provisions of the securities warrant agreements and securities warrants in this section. We have also filed the forms of securities warrant agreements and the certificates representing the securities warrants as exhibits to the registration statement. You should read the applicable forms of securities warrant agreement and securities warrant certificate for additional information before you buy any securities warrants.

General

If we offer securities warrants, the applicable prospectus supplement will describe their terms. If securities warrants for the purchase of debt securities are offered, the applicable prospectus supplement will describe the terms of those securities warrants, including the following if applicable:

•	the offering price;

•	the currencies in which the securities warrants are being offered;

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of the debt securities that can be purchased if a holder exercises the securities warrants;

•	the designation and terms of any series of debt securities, preferred stock or depositary shares with which the securities warrants are being offered and the number of securities warrants offered with each debt security, share of preferred stock or depositary share;

•	the date on and after which the holder of the securities warrants can transfer them separately from the related series of debt securities, preferred stock or depositary shares;

•	the principal amount of the series of debt securities that can be purchased if a holder exercises the securities warrant and the price at which and currencies in which the principal amount may be purchased upon exercise;

•	the date on which the right to exercise the securities warrants begins and the date on which the right expires;

•	whether the securities warrants will be in registered or bearer form;

•	United States federal income tax consequences; and

•	any other terms of the securities warrants.

Unless we state otherwise in the applicable prospectus supplement, the securities warrants for the purchase of debt securities will be in registered form only.

If securities warrants for the purchase of preferred stock, depositary shares or common stock are offered, the applicable prospectus supplement will describe the terms of those securities warrants, including the following where applicable:

•	the offering price;

•	the total number of shares that can be purchased if a holder of the securities warrants exercises them and, in the case of securities warrants for preferred stock or depositary shares, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise or that are underlying the depositary shares that can be purchased upon exercise;

•	the designation and terms of the series of debt securities, preferred stock or depositary shares with which the securities warrants are being offered and the number of securities warrants being offered with each debt security, share of preferred stock or depositary share;

•	the date on and after which the holder of the securities warrants can transfer them separately from the related series of debt securities, preferred stock or depositary shares;

•	the number of shares of preferred stock, depositary shares or shares of common stock that can be purchased if a holder exercises the securities warrant and the price at which the preferred stock, depositary shares or common stock may be purchased upon each exercise;

•	the date on which the right to exercise the securities warrants begins and the date on which the right expires;

•	United States federal income tax consequences; and

•	any other terms of the securities warrants.

Securities warrants for the purchase of preferred stock, depositary shares or common stock will be in registered form only.

A holder of securities warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer, and exercise them at the corporate trust office of the securities warrant agent or any other office indicated in the applicable prospectus supplement.

Until any securities warrants to purchase debt securities are exercised, the holder of such securities warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any right to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any securities warrants to purchase preferred stock, depositary shares or common stock are exercised, holders of such securities warrants will not have any rights of holders of the underlying preferred stock, depositary shares or common stock, including any right to receive dividends or to exercise any voting rights.

Exercise of Securities Warrants

Each holder of a securities warrant is entitled to purchase the principal amount of debt securities or number of shares of preferred stock, depositary shares or shares of common stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates, or a later date if we extend the time for exercise, unexercised securities warrants will become void.

A holder of securities warrants may exercise them by following the general procedure outlined below:

•	delivering to the securities warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the securities warrant certificate representing the securities warrants; and

•	delivering the securities warrant certificate representing the securities warrants to the securities warrant agent, or other office indicated in the applicable prospectus supplement, within five business days of the securities warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your securities warrants will be considered to have been exercised when the securities warrant agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the debt securities, preferred stock, depositary shares or common stock that you purchased upon exercise. If you exercise fewer than all of the securities warrants represented by a securities warrant certificate, the securities warrant agent will issue to you a new securities warrant certificate for the unexercised amount of securities warrants. Holders of securities warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the securities warrants.

Amendments and Supplements to Securities Warrant Agreements

We may amend or supplement a securities warrant agreement without the consent of the holders of the applicable securities warrants if the changes are not inconsistent with the provisions of the securities warrants and do not materially adversely affect the interests of the holders of the securities warrants. We, along with the securities warrant agent, may also modify or amend a securities warrant agreement and the terms of the securities warrants if a majority of the then- outstanding unexercised securities warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the securities warrants may be made without the consent of each holder affected by the modification or amendment.

Common Stock Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of common stock covered by, a warrant for common stock will be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:

•	if we issue capital stock as a dividend or distribution on the common stock;

•	if we subdivide, reclassify or combine the common stock;

•	if we issue rights or warrants to all holders of common stock entitling them, for a period expiring 45 days after the date fixed for determining the stockholders entitled to receive such rights or warrants, to purchase common stock at less than the current market price, as defined in the warrant agreement for such series of common stock warrants; or

•	if we distribute to all holders of common stock evidences of our indebtedness or our assets, excluding certain cash dividends and distributions, or if we distribute to all holders of common stock rights or warrants, excluding those referred to in the bullet point above.

Except as stated above, the exercise price and number of shares of common stock covered by a common stock warrant will not be adjusted if we issue common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase common stock or securities convertible into or exchangeable for common stock.

Holders of common stock warrants may have additional rights under the following circumstances:

•	a reclassification or change of the common stock;

•	a consolidation or merger involving our company; or

•	a sale or conveyance to another corporation of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock are entitled to receive stock, securities, other property or assets, including cash, with respect to or in exchange for common stock, the holders of the common stock warrants then outstanding will be entitled to receive upon exercise of their common stock warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, sale or conveyance if they had exercised their common stock warrants immediately before the transaction.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) applies (a “plan”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the offered securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan. When we use the term “holder” in this section, we are referring to a beneficial owner of the offered securities and not the record holder.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) prohibit plans, as well as individual retirement accounts and Keogh plans to which Section 4975 of the Code applies (also “plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “parties in interest”) with respect to such plan. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Therefore, a fiduciary of a plan should also consider whether an investment in the offered securities might constitute or give rise to a prohibited transaction under ERISA and the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA, are not subject to the requirements of ERISA, or Section 4975 of the Code, but may be subject to other legal restrictions.

We and our affiliates may each be considered a party in interest with respect to many plans. Special caution should be exercised, therefore, before the offered securities are purchased by a plan. In particular, the fiduciary of the plan should consider whether exemptive relief is available under an applicable administrative exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the offered securities. Those class exemptions are:

•	PTCE 96-23, for specified transactions determined by in-house asset managers;

•	PTCE 95-60, for specified transactions involving insurance company general accounts;

•	PTCE 91-38, for specified transactions involving bank collective investment funds;

•	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

•	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

Any purchaser or holder of the offered securities or any interest in the offered securities will be deemed to have represented by its purchase and holding that either:

•	no portion of the assets used by such purchaser or holder to acquire or purchase the offered securities constitutes assets of any plan; or

•	the purchase and holding of the offered securities by such purchaser or holder will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under applicable law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the offered securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the potential consequences under ERISA and the Code of the acquisition of the offered securities and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

Purchasers of the offered securities have the exclusive responsibility for ensuring that their purchase and holding of the offered securities does not violate the prohibited transaction rules of ERISA or the Code.

PLAN OF DISTRIBUTION

We may sell the securities offered under this prospectus through agents, through underwriters or dealers or directly to one or more purchasers. We may also offer the securities in exchange for our outstanding indebtedness.

Underwriters, dealers and agents that participate in the distribution of the securities offered under this prospectus may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including any underwriting discount or commission, will be described in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed. The maximum discount or commission that may be received by any member of the National Association of Securities Dealers, Inc. for sales of securities pursuant to this prospectus will not exceed 8.00%.

The distribution of the securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe in the applicable prospectus supplement how any auction will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the auction and, where applicable, the nature of the underwriters’ obligations with respect to the auction.

If the securities offered under this prospectus are issued in exchange for our outstanding securities, the applicable prospectus supplement will set forth the terms of the exchange, the identity of and the terms of sale of the securities offered under this prospectus by the selling security holders.

If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by institutions to purchase offered securities from us under contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

The institutional purchaser’s obligations under the contract are only subject to the condition that the purchase of the offered securities at the time of delivery is allowed by the laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

One or more of our indirectly, wholly-owned subsidiaries, Wells Fargo Brokerage Services, LLC, Wells Fargo Investments, LLC, Wells Fargo Securities, LLC or Wells Fargo Institutional Securities, LLC, may help place some of the securities offered under this prospectus. If this occurs, the placement will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. The underwriters, agents and dealers participating in the sale of securities offered by this prospectus will not confirm sales to accounts over which they exercise discretionary authority without the prior specific written approval of the customer in accordance with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

This prospectus, together with any applicable prospectus supplement, may also be used by our affiliates, including Wells Fargo Brokerage Services, LLC, Wells Fargo Investments, LLC, Wells Fargo Securities, LLC, Wells Fargo Institutional Securities, LLC, and Wells Fargo Investment Services, LLC, in connection with offers and sales of the offered securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Such affiliates may act as principals or agents in such transactions. None of our affiliates have any obligation to make a market in any of the offered securities and each may discontinue any market-making activities at any time without notice, at its sole discretion.

We may have agreements with the underwriters, dealers and agents, including our subsidiaries mentioned above, to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

If we offer bearer debt securities under this prospectus, each underwriter, dealer and agent that participates in the distribution of any original issuance of bearer debt securities will agree not to offer, sell or deliver bearer debt securities to a United States citizen or to any person within the United States, unless federal law permits otherwise.

When we issue the securities offered by this prospectus, except for shares of common stock or debt securities issued upon a reopening of an existing series of debt securities, they may be new securities without an established trading market. If we sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses. In connection with the distribution of the securities offered under this prospectus, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates. These underwriters or agents or their affiliates may receive compensation, trading gain or other benefits from these transactions.

LEGAL OPINIONS

Mary E. Schaffner, who is our Senior Counsel, or another of our lawyers, will issue an opinion about the legality of the securities offered by this prospectus. Unless otherwise provided in the applicable prospectus supplement, certain legal matters will be passed upon for any underwriters or agents by Gibson, Dunn & Crutcher LLP, San Francisco, California. Gibson, Dunn & Crutcher LLP represents us and certain of our subsidiaries in other legal matters. Ms. Schaffner may rely on Gibson, Dunn & Crutcher LLP as to matters of New York law.

EXPERTS

The consolidated financial statements of Wells Fargo as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$5,000,000,000

Wells Fargo & Company

Wells Fargo & Company CoreNotesSM

Due Nine Months or More from Date of Issue

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

October 31, 2003

“CoreNotes” is a service mark of Merrill Lynch & Co., Inc.